                                                            Exhibit 2.1

                                                      EXECUTION VERSION



              AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

                                  BY AND AMONG

                                  CIBER, INC.,

                        CIBER INTEGRATION SERVICES, INC.

                          BUSINESS IMPACT SYSTEMS, INC.

                                       AND

                          THE AFFILIATE STOCKHOLDERS OF
                          BUSINESS IMPACT SYSTEMS, INC.



                             AS OF FEBRUARY 26, 1999

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
ARTICLE I    DEFINITIONS...................................................................................1
     1.1     Definitions...................................................................................1

ARTICLE II   EXCHANGE......................................................................................6
     2.1     Exchange......................................................................................6
     2.2     Excluded Assets...............................................................................7
     2.3     Assumption of Obligations and Liabilities.....................................................8
     2.4     Non-Assignable Contracts......................................................................8
     2.5     Consideration.................................................................................9
     2.6     Closing.......................................................................................9
     2.7     Closing Deliveries...........................................................................10
     2.8     Post-Closing Deliveries and Adjustments of Total Consideration...............................10
     2.9     Fractional Shares............................................................................12
     2.10    Tax Treatment................................................................................12

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF
             SELLER AND THE AFFILIATE STOCKHOLDERS........................................................13
     3.1     Organization.................................................................................13
     3.2     Capital Stock of Seller......................................................................13
     3.3     Authority Relative to This Agreement; Non-Contravention......................................14
     3.4     Financial Statements.........................................................................15
     3.5     Absence of Certain Changes...................................................................16
     3.6     Litigation...................................................................................16
     3.7     Broker's or Finder's Fees....................................................................16
     3.8     Subsidiaries.................................................................................16
     3.9     Absence of Changes in Benefit Plans..........................................................16
     3.10    Compliance with Laws.........................................................................17
     3.11    Environmental Matters........................................................................17
     3.12    Contracts; Debt Instruments..................................................................17
     3.13    Properties...................................................................................19
     3.14    Intellectual Property........................................................................19
     3.15    Labor Matters................................................................................21
     3.16    Certain Employee Matters.....................................................................21
     3.17    Insurance....................................................................................22
     3.18    Taxes........................................................................................22
     3.19    ERISA........................................................................................24
     3.20    Delivery of Prospectus.......................................................................26
     3.21    Business Relations...........................................................................26
     3.22    Bank Accounts................................................................................26
     3.23    Pooling of Interests Treatment...............................................................27


                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                        Page
                                                                                                        ----
     3.24    Collectibility of Receivables................................................................27
     3.25    Accounting Method............................................................................27
     3.26    Net Worth....................................................................................27
     3.27    Distributions; Redemptions...................................................................27
     3.28    Year 2000 Compliance.........................................................................27
     3.29    Agents.......................................................................................28

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF CIBER AND CIS..............................................28
     4.1     Organization.................................................................................28
     4.2     Capitalization...............................................................................28
     4.3     Authority Relative to This Agreement; Non-Contravention......................................29
     4.4     SEC Reports and Financial Statements.........................................................30
     4.5     Absence of Certain Changes...................................................................31
     4.6     Broker's or Finder's Fees....................................................................31

ARTICLE V    REPRESENTATIONS OF THE AFFILIATE STOCKHOLDERS................................................31
     5.1     Security Representations of the Affiliate Stockholders.......................................31

ARTICLE VI   COVENANTS AND OTHER AGREEMENTS...............................................................33
     6.1     Conduct of Business by Seller................................................................36
     6.2     Confidentiality..............................................................................37
     6.3     Employment Agreements........................................................................37
     6.4     Employee Issues..............................................................................38
     6.5     No Solicitation..............................................................................38
     6.6     Sale of Seller Shares; Dissenters' Rights....................................................38
     6.7     Pooling......................................................................................38
     6.8     Publication of Financials....................................................................39
     6.9     Satisfaction of Conditions...................................................................39
     6.10    Indemnification..............................................................................39
     6.11    Indemnification Procedures...................................................................40
     6.12    Tax-Free Reorganization; Plan of Liquidation.................................................41
     6.13    Listing of Shares............................................................................41
     6.14    Termination of Benefit Plans.................................................................41
     6.15    Books and Records............................................................................42
     6.16    Consents.....................................................................................42
     6.17    Powers of Attorney...........................................................................43
     6.18    Certain Payables and Receivables.............................................................43
     6.19    WARN Act.....................................................................................43
     6.20    Termination of Amended and Restated Buy-Sell Agreement.......................................43


                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                        Page
                                                                                                        ----
     6.21    Registration Statement.......................................................................43
     6.22    Issuance of Replacement Options..............................................................43
     6.22    Payment of Dissolution Expenses..............................................................44

ARTICLE VII  CONDITIONS...................................................................................44
     7.1     Conditions to the Obligations of Each Party..................................................44
     7.2     Additional Conditions to the Obligations of Seller and the Affiliate
             Stockholders.................................................................................44
     7.3     Additional Conditions to the Obligations of CIBER and CIS....................................45

ARTICLE VIII TERMINATION..................................................................................47
     8.1     Termination..................................................................................47
     8.2     Effect of Termination........................................................................47

ARTICLE IX   GENERAL PROVISIONS...........................................................................48
     9.1     Interpretation; Governing Law................................................................48
     9.2     Expenses; Sales Taxes........................................................................48
     9.3     Binding Effect; Assignment...................................................................48
     9.4     Notices......................................................................................48
     9.5     Severability.................................................................................49
     9.6     Third-Party Beneficiaries....................................................................49
     9.7     Further Assurances...........................................................................49
     9.8     Entire Agreement; Modifications..............................................................50
     9.9     Headings.....................................................................................50
     9.10    Counterparts.................................................................................50
     9.11    Waiver.......................................................................................50
     9.10    Schedules....................................................................................50
     9.10    Alternative Dispute Resolution...............................................................50


                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A         --  General Assignment, Bill of Sale and Assumption Agreement
Exhibit B         --  Form of Affiliate Stockholder Employment Agreement
Exhibit C         --  Form of Non-Affiliate Stockholder Employment Agreement
Exhibit D         --  Form of Davis, Graham & Stubbs LLP Opinion
Exhibit E         --  Form of Opinion of Seller's Counsel
Exhibit F         --  Form of Seller Representation Letter to Ernst & Young
Exhibit G         --  Form of Pooling Letter to Seller from Ernst & Young
Exhibit H         --  Form of Plan Representation Letter

Schedule 1.1      --  Permitted Liens
Schedule 2.1      --  Material Contracts and Contracts Requiring Consent
Schedule 2.2      --  Excluded Assets
Schedule 3.1      --  State Qualifications; Good Standing
Schedule 3.2(b)   --  Outstanding Securities; Seller Dividend Payment History
Schedule 3.2(d)   --  Share Ownership
Schedule 3.3      --  List of Conflicts
Schedule 3.4      --  Seller Financial Statements
Schedule 3.5      --  Absence of Certain Changes
Schedule 3.6      --  Litigation
Schedule 3.8      --  Subsidiaries
Schedule 3.9      --  Absence of Changes in Benefit Plans
Schedule 3.12     --  Seller Contracts and Debt Instruments
Schedule 3.14(a)  --  Exceptions to Ownership or License of Intellectual Property
Schedule 3.14(b)  --  Infringement of Intellectual Property Rights
Schedule 3.14(c)  --  Intellectual Property Registrations; Licenses to Third Parties
Schedule 3.14(d)  --  Third Party Intellectual Property Licensed by Seller
Schedule 3.16(a)  --  Employee Confidentiality
Schedule 3.16(b)  --  Employee Billing and Pay Rates
Schedule 3.16(c)  --  Employee Nonsolicitation Agreements
Schedule 3.18     --  Tax Matters
Schedule 3.19     --  Pension Plan, Welfare Plans
Schedule 3.21     --  List of Customers and Suppliers
Schedule 3.22     --  Bank Accounts
Schedule 3.23     --  Pooling
Schedule 3.24     --  Uncollectible Receivables
Schedule 3.28     --  Year 2000
Schedule 3.29     --  Agents


              AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION (this "Agreement") is entered into as of February 26, 1999, by and among BUSINESS IMPACT SYSTEMS, INC., a Virginia corporation ("Seller"); CIBER, INC., a Delaware corporation ("CIBER"); CIBER INTEGRATION SERVICES, INC., a Delaware corporation and wholly owned subsidiary of CIBER ("CIS"); and the Affiliate Stockholders (as defined in Section 1.1).

                                    RECITALS

         A. Subject to the terms and conditions contained in this Agreement, CIBER desires to acquire from Seller, and Seller desires to transfer to CIBER, all or substantially all of the assets of Seller in exchange for shares of CIBER Common Stock (as defined below) and the assumption by CIBER of the Liabilities (as defined below);

         B. At the direction of CIBER, Seller shall transfer such assets directly to CIS;

         C. Seller has agreed to distribute, among other things, the shares of CIBER Common Stock acquired pursuant to this Agreement to its stockholders (together, the "Stockholders") as part of the dissolution and liquidation of Seller, which dissolution and liquidation shall be conducted in accordance with the laws of the Commonwealth of Virginia and Seller's articles of incorporation and by-laws; and

         D. It is intended that the transactions contemplated by this Agreement shall qualify as a tax-free reorganization within the meaning of
Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and be treated for financial reporting purposes as a pooling of interests under the requirements of Accounting Principles Board Opinion No. 16 and the related interpretations of the American Institute of Certified Public Accountants, as amended by Statements of the Financial Accounting Standards Board, and as supplemented by guidance from the SEC.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1      DEFINITIONS.

                  (a) As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common Control with, the Person specified.

         "Affiliate Stockholders" means the following Stockholders of Seller:
Michael McLister, Scott Dixon, Randall Gressett, Brian Paredes, William Price, Dale Wince and Kathleen Kalchthaler.

         "Business" means all the business activities and operations of Seller as of the Closing Date.

         "CIBER Closing Stock Price" means the average of the daily closing prices of a share of CIBER Common Stock on the NYSE for the five (5) consecutive trading days ended February 19, 1999, but in the event the CIBER Closing Stock Price is greater than $30 per share, then the CIBER Closing Stock Price shall be $30, and in the event the CIBER Closing Stock Price is less than $24 per share, then the CIBER Closing Stock Price shall be $24. The CIBER Closing Stock Price was determined in accordance with the foregoing to be $24.875.

         "CIBER Common Stock" means the voting common stock, par value $0.01 per share of CIBER.

         "CIBER Material Adverse Effect" means effects that individually or in the aggregate have a material adverse effect on CIBER and the CIBER Subsidiaries, taken as a whole.

         "CIBER SEC Reports" means all forms, reports, schedules, registration statements, definitive proxy statements and other documents filed by CIBER with the SEC.

         "CIBER Subsidiaries" means any entity Controlled by CIBER.

         "Control" shall mean the power to direct the management and policies of any Person under ordinary circumstances, whether by means of the ownership of voting securities, by contract or otherwise.

         "Environmental Laws" means any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control regarding Hazardous Substances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Full-Time Consultants" means billable professional consultants, including employees and independent contractors, who, as a group, at the date of any determination thereof, billed to Seller's clients and customers on Seller's behalf an average of at least 37 hours per week for the four weeks immediately preceding such determination (including in such determination of billable hours any vacation time or paid sick days taken by such consultants during the measured period). If a billable professional consultant has not been employed or engaged by Seller for the four weeks immediately preceding such determination, then that consultant shall be deemed to be a "Full Time Consultant" if the number of hours billed by that consultant to Seller's clients and customers on Seller's behalf averages at least 37 hours per week for the period of his or her employment or engagement by Seller.

         "Governmental Entity" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, domestic or foreign.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, codified at 15 U.S.C.A. Section 18a.

         "Hazardous Substance" means any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law, including asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products.

         "Indebtedness" means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money or obligations with respect to deposits or advances of any kind to such Person,
(B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily or periodically paid, (D) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (F) all capitalized lease obligations of such Person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person and (J) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, excluding any endorsements of items made in the ordinary course of Seller's business.

         "Intellectual Property" means all (a) patents and patent rights, (b) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade dress, logos, corporate names and domain addresses and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) trade secrets and confidential information, including formulas, compositions, inventions (whether or not patentable), know-how, processes, techniques, research, designs, drawing specifications, plans, technical data and financial, marketing, and business information (including pricing information, business and marketing plans and customer and supplier lists and information), (e) other proprietary intellectual property rights, and (f) computer programs, software documentation, data, training manuals and related materials in each case as held and used in the Business.

         "Lien" means any mortgage, pledge, claim, lien, charge, encumbrance, security interest or defect in title of any kind or nature on, of, or in the Assets other than Permitted Liens.

         "Net Worth" means, with respect to a particular balance sheet, the difference between assets and liabilities, determined in accordance with generally accepted accounting principles consistently followed (net of accruals for any income taxes payable as a result of the conversion of assets and liabilities of Seller from the cash basis of accounting for tax purposes to the accrual basis of accounting resulting from this Agreement and net of accruals for all employee benefit costs, including payroll, commissions, bonuses, retirement benefits, and vacations).

         "NYSE" means the New York Stock Exchange.

         "Pension Plan" means an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

         "Permitted Liens" means those Liens listed on SCHEDULE 1.1.

         "Person" shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, estate, union, Governmental Entity or other entity.

         "Prospectus" means the prospectus included in the Registration
Statement.

         "Registration Statement" means the registration statement on Form S-4, Registration No. 333-69031, effective January 5, 1999, filed by CIBER relating to the Shares to be issued hereunder and the Prospectus included therein.

         "Return" or "Returns" means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements with respect to Taxes, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller Material Adverse Effect" means an effect that causes or effects that, individually or in the aggregate, cause loss or damage to Seller or the Assets or Business transferred to CIBER and CIS hereby of $50,000 or more.

         "Takeover Proposal" means any proposal or offer (whether or not in writing and whether or not delivered to the Stockholders generally) for a merger or other business combination involving Seller or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of Seller, other than the transactions contemplated by this Agreement.

         "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind, including income, gross receipts, sales, property and ad valorem taxes and all payroll, employment and other withholding taxes, including any interest, penalties or additions imposed with respect to such amounts.

         "Taxing Authority" means any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

         "Welfare Plan" means an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

                  (b) Each of the following terms is defined in the Section set forth opposite such term:

                        TERM                                   SECTION
----------------------------------------------------      -----------------
ADR                                                            9.13(c)
Affiliate Stockholder Employment Agreements                     6.3(a)
Arbitrators                                                    9.13(f)
Assets                                                           2.1
Benefit Plans                                                  3.19(a)
CIBER Loss                                                     6.10(a)
Closing                                                          2.6
Closing Date                                                     2.6
Code                                                           Recitals
Commonly Controlled Entity                                     3.19(a)
Contracts                                                       2.1(c)
Covered Taxes                                                  3.18(a)
Dispute                                                        9.13(a)
Excluded Assets                                                  2.2
Final Closing Balance Sheet                                   2.8(c)(i)
Fees                                                         9.13(i)(vii)
Fixed-Fee Contract                                             3.12(e)
Holdback Sum                                                  2.7(b)(iv)
Indemnified Party                                                6.11
Indemnifying Party                                               6.11
January 31, 1999 Balance Sheet                                  3.4(i)
Liabilities                                                      2.3
Net Worth Deficiency                                          2.8(c)(i)
Net Worth Excess                                              2.8(c)(i)
Non-Affiliate Stockholders                                      6.3(b)
Non-Affiliate Stockholder Employment                            6.3(b)
Agreements
Plan Representation Letter                                      6.4(a)
Product                                                          3.28
Properties                                                     3.11(a)


                        TERM                                   SECTION
----------------------------------------------------      -----------------
Restricted Period                                                6.7
Rules                                                          9.13(e)
Seller Common Stock                                             3.2(a)
Seller Loss                                                    6.10(b)
Seller Options                                                   6.22
Seller Outstanding Securities                                   3.2(b)
Seller Pension Plan                                            3.19(e)
Seller Stock                                                    3.2(a)
Shares                                                          2.5(a)
System                                                           3.28
Total Consideration                                             2.3(a)
Transfer                                                         6.7
Transferred Employees                                           6.4(b)
VSCA                                                             6.12
Written Statement                                            9.13(i)(vi)
Year 2000 Compliant                                              3.28

                                   ARTICLE II
                                    EXCHANGE

         2.1 EXCHANGE. Upon the terms and subject to the conditions set forth in this Agreement, at Closing, Seller agrees to sell, convey, assign, transfer and deliver to CIS, at the direction of CIBER, and CIS, at the direction of CIBER, agrees to acquire and accept from Seller, all of Seller's right, title and interest in and to the assets and properties of Seller used in the Business, whether real, personal, tangible or intangible, free and clear of all Liens, such assets and properties being referred to herein as the "Assets," and including the following:

                  (a) Seller's right, title and interest in and to all parcels of real property owned in fee by Seller or in which Seller has a leasehold interest, and all buildings, structures and other improvements located thereon, and all rights-of-way and similar authorizations;

                  (b) Seller's right, title and interest in and to all of the tangible personal property owned or leased by Seller, including all inventory, furniture, fixtures, equipment and computers;

                  (c) Seller's right, title and interest in and to all contracts, options, leases (whether of realty or personalty), purchase orders, bids in process, commitments, licenses to use software, and other agreements (all of such contracts, agreements, options, leases or commitments are sometimes referred to herein collectively as the "Contracts"), including the items identified in SCHEDULE 2.1 attached hereto (which schedule identifies separately (i) each Contract that is material to Seller and (ii) each Contract that requires the consent of a third party in order to assign such contract to CIBER or CIS);

                  (d) Seller's right, title and interest in and to all client, client contact, customer and advertiser lists;

                  (e) All marketing files and promotional materials of Seller, identifying client contacts, dates of most recent client contact and other information customarily contained therein;

                  (f) All recruiting files of Seller, identifying all active or potential recruiting prospects, including any and all applications of employment by such prospects, letters of recommendation, evaluations and technical reviews, references and resumes retained by the Seller in connection with such recruitment;

                  (g) To the extent assignable, Seller's right, title and interest in and to all employment agreements (whether written or oral) and any non-compete, non-hire and non-disclosure agreements with any current employee of the Seller (other than any agreements with Stockholders) who becomes an employee of CIBER or CIS at the Closing Date;

                  (h) All personnel files of Seller pertaining to any Person now providing or who in the prior three years has provided services on behalf of Seller as a billable consultant or employee, together with any and all information customarily contained therein, including W-2's, W-4's, I-9's, 1099's, employment agreements, personnel reviews, commission and/or bonus arrangements and salary history;

                  (i) Seller's right, title and interest in and to all Intellectual Property;

                  (j) All customer, trade and other accounts receivable due to Seller;

                  (k) All notes receivable, marketable securities and investments, and prepaid expenses;

                  (l) All cash on hand, in bank accounts or in transit and all deposits under lease, utility and other similar agreements to which Seller is or may become entitled;

                  (m) Originals or copies of all books and records of Seller;

                  (n) Any goodwill of and going concern value associated with Seller; and

                  (o) Seller's right, title and interest in and to the corporate and trade names "Business Impact Systems, Inc." and "Team BIS".

         2.2 EXCLUDED ASSETS. Anything herein to the contrary notwithstanding, Seller shall retain and shall not sell or deliver to CIBER or CIS the following items:

                  (a) Seller's corporate minute books, stock record books, and related corporate documents;

                  (b) Any agreements with employees and independent contractors who do not become employees or independent contractors of CIBER or CIS at the Closing Date;

                  (c) All rights, properties and assets which have been sold, transferred, conveyed, assigned, delivered or otherwise disposed of by the Seller prior to the Closing in transactions permitted or contemplated by this Agreement;

                  (d) Any Benefit Plan and all amendments, all documents and financial statements relating thereto or associated trust maintained by Seller or on Seller's behalf;

                  (e) Copies of all Returns of Seller and all corporate financial and other documents related to the preparation of all such Returns;

                  (f) Miscellaneous office furnishings listed on Schedule 2.2;

                  (g) The capital stock of the Seller; and

                  (h) Any and all rights of Seller under this Agreement (clauses (a) through (h) collectively referred to as the "Excluded Assets").

         2.3 ASSUMPTION OF OBLIGATIONS AND LIABILITIES. Upon the terms and subject to the conditions set forth in this Agreement, at Closing, CIBER shall assume and undertake to discharge in full:

                  (a) All of the obligations and liabilities of Seller under the Contracts arising with respect to periods on or after the Closing Date;

                  (b) All of the obligations and liabilities of Seller disclosed on the January 31, 1999 Balance Sheet delivered to CIBER pursuant to Section 3.4, together with any other obligations and liabilities of Seller arising after such date; and

                  (c) All obligations and liabilities arising with respect to periods after the Closing Date related to the ownership and operation of the Assets.

         All of the obligations and liabilities in this Section 2.3 shall be referred to collectively herein as the "Liabilities." Other than the Liabilities, CIBER shall not assume or be bound by any obligations of Seller or the Stockholders of any kind or nature, contingent or otherwise, including any Tax liability related to the transfer of the Assets contemplated by this Agreement or any litigation or potential litigation disclosed on SCHEDULE 3.6.

         2.4 NON-ASSIGNABLE CONTRACTS.

                  (a) To the extent that any Contract (including leases) to be assigned pursuant to this Agreement is not capable of being assigned without the consent, approval or waiver of a third Person, Seller, CIBER and CIS shall use commercially reasonable efforts to obtain such consents, approvals and waivers within thirty (30) days after the Closing Date.

                  (b) If any such consent is not obtained, or if an attempted assignment of an agreement would be ineffective or would affect the rights of CIBER and CIS or Seller, as applicable, thereunder such that CIBER and CIS would not in fact receive all rights transferred hereunder, Seller shall use its commercially reasonable efforts to perform or cause to be performed such agreement for the account of CIBER and CIS or otherwise cooperate with CIBER and CIS in any arrangement reasonably necessary or desirable to provide for CIBER and CIS the benefits and the corresponding obligations of any such agreement, including enforcement for the benefit of CIBER and CIS of any and all rights of Seller against the other party thereto arising out of the breach, termination or cancellation of such agreement by such other party or otherwise. To the extent Seller performs or cause the performance under any permit or license for the benefit of CIBER and CIS pursuant to this SECTION 2.4 and CIBER or CIS ultimately obtains such permit or license for itself, Seller shall, on demand by CIBER, relinquish its rights under such permit or license with respect to the Business.

         2.5 CONSIDERATION.

                  (a) In consideration for the sale and transfer of the Assets, and other representations, warranties and covenants made and agreed to by Seller and the Affiliate Stockholders, CIBER shall (i) pay $57,949,599, subject to adjustment as provided in Section 2.8 (the "Total Consideration"), and such amount shall be payable to Seller in that number of shares of CIBER Common Stock that equals the Total Consideration divided by the CIBER Closing Stock Price (the "Shares") and (ii) assume the Liabilities. Notwithstanding the foregoing, the number of Shares payable to Seller shall be increased by such number of Shares as is necessary to permit the rounding of fractional shares pursuant to Section 2.9. All Shares delivered hereunder shall be appropriately adjusted to reflect any recapitalization, reorganization, reclassification, split-up, or stock dividend made, declared or effective with respect to the CIBER Common Stock between the date of this Agreement and the Closing.

                  (b) All of the Shares to be delivered to Seller shall be represented by shares of CIBER Common Stock whose distribution to Seller, by Seller to each Stockholder and by each Stockholder has been registered under the Securities Act pursuant to the Registration Statement, and all such Shares shall be free of any transfer restrictions except those imposed by Rule 145 under the Securities Act and by the terms and conditions of this Agreement.

                  (c) CIBER shall issue options to James Chang and Dirk Hamilton as set forth in Section 6.22 hereof.

         2.6 CLOSING. Subject to the provisions of Articles VII and VIII, the closing (the "Closing") of the exchange, transfer and delivery of the Shares for the Assets and the assumption of the Liabilities hereunder shall take place at the offices of Davis, Graham & Stubbs LLP, Suite 4700, 370 Seventeenth Street, Denver, Colorado 80202, on February 26, 1999, or at such other place, date or time as CIBER and Seller may agree (the "Closing Date"). Risk of loss on the Assets shall pass from Seller to CIBER and CIS upon Closing.

         2.7 CLOSING DELIVERIES.

                  (a) At the Closing, Seller or the Affiliate Stockholders, as the case may be, shall deliver to CIBER:

                      (i) the executed General Assignment, Bill of Sale and Assumption Agreement substantially in the form of Exhibit A attached hereto; and

                      (ii) such assignments, consents, instruments and agreements as are required or contemplated herein, or as CIBER may reasonably require to effect the transactions contemplated hereby.

                  (b) At the Closing:

                      (i) CIBER shall deliver to Seller a copy of the letter issued to CIBER's transfer agent as of the Closing Date directing the immediate issuance of that number of Shares equal to $54,749,599 divided by the CIBER Closing Stock Price;

                      (ii) CIBER and CIS shall deliver to Seller the executed General Assignment, Bill of Sale and Assumption Agreement referred to in
                            Section 2.7(a)(i);

                      (iii) CIBER or CIS, as the case may be,
                            shall deliver such assignments,
                            consents, instruments and agreements
                            as are required or contemplated
                            herein; and

                      (iv) CIBER shall retain that number of Shares representing $3,200,000 of the Total
                            Consideration (the "Holdback Sum") measured at the CIBER Closing Stock Price, which
                            Shares shall be deliverable, if due, in
                            accordance with the provisions of Section 2.8.

         2.8 POST-CLOSING DELIVERIES AND ADJUSTMENTS OF TOTAL CONSIDERATION.

                  (a) As of the Closing Date, CIBER shall continue to hold the Holdback Sum for distribution in accordance with this Section 2.8.

                  (b) Upon receipt of reasonably satisfactory evidence from Seller that Seller has complied with the post-closing covenants set forth in
Section 6.12, CIBER shall release that number of Shares equal to $100,000 divided by the CIBER Closing Stock Price to Seller or the Stockholders, as applicable. Upon receipt of reasonably satisfactory evidence from Seller that Seller has complied with the post-closing covenants set forth in Section 6.14, CIBER shall release that number of Shares equal to $100,000 divided by the CIBER Closing Stock Price to Seller or the Stockholders, as applicable. If Seller and the Stockholders have not complied with the post-closing covenants set forth in Sections 6.12 and 6.14 upon the expiration of one year following Closing, CIBER may complete the obligations under 6.12 and 6.14 or hire appropriate professionals to do so and offset against the Holdback Sum its costs and expenses (including the salary of CIBER employees but not overhead) associated with completing the obligations.

                  (c) (i) As promptly as practicable, but not later than thirty (30) days following the Closing Date, Seller shall prepare and deliver to CIBER a balance sheet of Seller prepared consistent with Seller's standard month-end closing procedures and dated as of the Closing Date (the "Final Closing Balance Sheet"). The Final Closing Balance Sheet shall fairly present the financial position of Seller as of the Closing Date in accordance with generally accepted accounting principles (except for the omission of footnote disclosures required by GAAP) including all accruals (including an accrual for any income taxes payable as a result of the conversion of assets and liabilities of Seller from the cash basis of accounting for tax purposes to the accrual basis of accounting resulting from this Agreement and accruals of all employee benefit costs, including payroll, commissions, bonuses, retirement benefits, and vacations), and shall comply with the representations set forth in Section 3.4. If the Net Worth of Seller as shown on the Final Closing Balance Sheet as of the Closing Date is equal to $3,000,000, then the Total Consideration shall not be adjusted, and CIBER shall deliver from the Holdback Sum to Seller or the Stockholders, as applicable, that number of Shares equal to $3,000,000 divided by the CIBER Closing Stock Price. If the Net Worth of Seller as shown on the Final Closing Balance Sheet as of the Closing Date is greater than $3,000,000, (the amount of which excess shall be referred to as the "Net Worth Excess"), then the Total Consideration due and payable to Seller hereunder shall be increased by the amount of the Net Worth Excess; and CIBER shall (x) release from the Holdback Sum that number of Shares equal to $3,000,000 divided by the CIBER Closing Stock Price, and (y) issue additional shares of CIBER Common Stock equal to the Net Worth Excess divided by the CIBER Closing Stock Price. If the Net Worth of Seller as shown on the Final Closing Balance Sheet as of the Closing Date is less than $3,000,000, (the amount of which difference shall be referred to as the "Net Worth Deficiency"), then the Total Consideration due and payable to Seller hereunder shall be reduced by the amount of the Net Worth Deficiency; and CIBER shall release from the Holdback Sum that number of Shares equal to (x) $3,000,000 minus the Net Worth Deficiency, divided by
(y) the CIBER Closing Stock Price; provided, however, that if the deficiency exceeds $3,000,000, then Seller or the Stockholders, as applicable, shall deliver within ten (10) business days of the determination of the Net Worth of Seller the number of Shares received pursuant to Section 2.5(b) of this Agreement equal in value, based on the CIBER Closing Stock Price, to the amount of the Net Worth Deficiency in excess of $3,000,000, accompanied by a stock transfer power assigning such shares to CIBER free and clear of Liens. If the Final Closing Balance Sheet has not been delivered within thirty (30) days following the Closing Date, CIBER may prepare the Final Closing Balance Sheet or hire accountants to do so and offset against the Holdback Sum its costs and expenses (including the salary of CIBER employees but not overhead) associated with completing the Final Closing Balance Sheet.

                      (ii) If the party receiving the Final Closing Balance Sheet disagrees with any item thereon, it may, within ten (10) business days after delivery of the Final Closing Balance Sheet to it, deliver a notice to the party preparing the Final Closing Balance Sheet stating such disagreement. Any such notice of disagreement shall specify those items or amounts that are the subject of disagreement. If such a notice of disagreement is delivered, the parties shall use their commercially reasonable efforts to reach agreement on the disputed items or amounts within five (5) business days. If within five
(5) business days following delivery of the notice of disagreement, the parties have not reached agreement, either party may submit the matter to a nationally recognized accounting firm, other than one that regularly represents either party, for review and resolution, with instructions to complete the review as promptly as practicable. Each party will furnish to such accounting firm such work papers and other documents and information relating to the disputed issues as such accounting firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to such accounting firm any materials relating to the determination and to discuss the determination with such accounting firm. The resolution of such accounting firm shall be conclusive and binding on the parties hereto. The costs of such review by such accounting firm shall be borne equally by the parties.

                  In each instance under this Section 2.8 where CIBER is obligated to issue shares of CIBER Common Stock to the Seller or the Stockholders, as the case may be, CIBER shall provide to Seller or the Stockholders a copy of its letter issued to CIBER's transfer agent directing the immediate issuance of such CIBER Common Stock.

         2.9 FRACTIONAL SHARES. No fractional shares of CIBER Common Stock shall be issued to Seller hereunder. Any fractional share to which Seller would otherwise be entitled shall be rounded up to the nearest whole share.

         2.10 TAX TREATMENT. Seller, the Affiliate Stockholders and CIBER hereby acknowledge and agree that:

                  (a) the transactions contemplated hereby shall be treated for all purposes as:

                           (i) the acquisition by CIBER of the Assets solely in consideration of the issuance by CIBER to Seller of the Shares and the assumption by CIBER of the Liabilities; and

                           (ii) a tax-free reorganization under Sections 368(a)(1)(C) and 368(a)(2)(C) of the Code and any other applicable federal and state laws;

                  (b) this Agreement shall constitute a "plan of reorganization" for purposes of Section 368(a) of the Code; and

                  (c) immediately following the Closing, CIBER will have exclusive dominion and control over the Assets and CIBER shall exercise its dominion and control to direct Seller to transfer and deliver all of the Assets directly to CIS.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                      SELLER AND THE AFFILIATE STOCKHOLDERS

         Seller and each of the Affiliate Stockholders jointly and severally represent and warrant to CIBER and CIS and agree as follows:

         3.1 ORGANIZATION. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power to own its property and to carry on its business as now being conducted. Seller is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not have an Seller Material Adverse Effect. Seller has delivered to CIBER complete and correct copies of its articles of incorporation and by-laws, as amended to the date of this Agreement. Attached hereto as SCHEDULE 3.1 is a complete list of those states in which Seller is required to be qualified and/or licensed to do business and an indication of whether Seller is qualified and/or licensed and in good standing in such states.

         3.2 CAPITAL STOCK OF SELLER.

                  (a) At the date hereof:

                           (i) Seller's authorized capital stock consists of 500,000 shares of common stock, $0.10 par value per share (the "Seller Common Stock"), of which 150,000 shares are issued and outstanding (the "Seller Stock"); and

                           (ii) Seller holds no shares of Seller Common
                                Stock in its treasury or otherwise.

                  (b) Except as set forth in Section 3.2(a), or on
SCHEDULE 3.2(b), there are not outstanding as of the date hereof (A) shares of stock or other voting securities of Seller, (B) securities of Seller convertible into or exchangeable for shares of stock or voting securities of Seller or
(C) options or other rights to acquire from Seller, or other obligations of Seller to issue, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Seller (the items in clauses (A), (B) and (C) being referred to collectively as the "Seller Outstanding Securities"). There are no outstanding obligations of Seller to repurchase, redeem or otherwise acquire any Seller Outstanding Securities, except in accordance with the terms of such Seller Outstanding Securities. Except as set forth on SCHEDULE 3.2(b), Seller has not, subsequent to December 31, 1995, declared or paid any dividend, or declared or made any distribution on (whether in cash, stock or property), or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Seller has not at any time incurred any Indebtedness to finance distributions to its stockholders.

                  (c) All outstanding shares of Seller Stock have been and, at or prior to the Closing Date, will be duly authorized and validly issued, fully paid and non-assessable.

                  (d) The Stockholders own beneficially and of record the number of shares of Seller Stock set forth opposite their respective names on
SCHEDULE 3.2(d). Except as set forth on SCHEDULE 3.2(d), there are no other holders of Seller Outstanding Securities.

         3.3 AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION.

                  (a) Seller has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated herein have been duly authorized by the board of directors of Seller and the Stockholders, and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder and, except for the filing of articles of dissolution or equivalent document with the State Corporation Commission of the Commonwealth of Virginia, the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or similar laws affecting the rights of creditors generally or by general principles of equity.

                  (b) Except as set forth in SCHEDULE 3.3, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein nor compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of the articles of incorporation or by-laws of Seller, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Assets of Seller under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Seller is a party or by which Seller or any of its properties or assets may be bound, or any permit, concession, franchise or license applicable to it or its properties or assets or (iii) subject to compliance with the statutes and regulations referred to in subsections (c) and (d) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to Seller or any of its properties or assets, other than any such event described in items
(ii) or (iii) that could not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a Seller Material Adverse Effect.

                  (c) No action by any Governmental Entity is necessary for Seller's execution and delivery of this Agreement or the consummation by Seller or the Stockholders of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have a Seller Material Adverse Effect.

                  (d) Except as set forth on SCHEDULE 3.3, no consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of Seller for or in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated on its part hereby except filings under the Hart-Scott-Rodino Act or where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have a Seller Material Adverse Effect.

         3.4 FINANCIAL STATEMENTS. Seller has delivered to CIBER copies of the following financial statements which have been prepared in accordance with generally accepted accounting principles consistently followed (except as disclosed on SCHEDULE 3.4) as of and for the periods indicated:

                           (i) the unaudited balance sheet of Seller dated as of January 31, 1999 (the "January 31, 1999 Balance Sheet");

                           (ii)   audited balance sheets of Seller at
                                  December 31, 1996 and 1997 and unaudited balance sheets at December 31, 1995 and 1998;

                           (iii)  the unaudited statement of income
                                  for the one month period ended
                                  January 31, 1999; and

                           (iv) audited statements of income and stockholders' equity of Seller for the years ended
                                  December 31, 1996 and 1997, and an
                                  unaudited statement of income and
                                  stockholders' equity for each of the year ended December 31, 1995 and the three, six and nine month periods ended March 31, June 30, and September 30, 1998, respectively.

Except as set forth in such financial statements or in SCHEDULE 3.4, Seller has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on the balance sheets provided hereunder or in the notes thereto or which, individually or in the aggregate, could have a Seller Material Adverse Effect. Such financial statements present fairly the financial condition of Seller as of the indicated dates and the results of operations of Seller for the indicated periods, are correct and complete in all material respects and are consistent with the books and records of Seller. Such financial statements have accurate accruals of all employee benefit costs including payroll, commissions, bonuses, retirement benefits and vacation accruals.

         3.5 ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 3.5,
(I) since December 31, 1995, Seller has conducted its business only in the ordinary course and Seller (i) has not changed its accounting principles or methods except insofar as may be required by generally accepted accounting principles and (ii) has not (A) granted to any officer or director of Seller any increase in compensation, except in the ordinary course of business consistent with prior practice, (B) granted to any officer of Seller any increase in severance or termination pay, (C) entered into any employment, severance or termination arrangement with any officer of Seller, (D) granted any right or option to any employee or accelerated the vesting or exercise of any such right or option or (E) purchased, redeemed or otherwise acquired any shares of Seller's capital stock or any interest therein; and (II) since December 31, 1997, there has not been any Seller Material Adverse Effect.

         3.6 LITIGATION. Except as set forth in SCHEDULE 3.6, Seller has received no notice or service of process with respect to any suit, action or legal, administrative, arbitration or other proceeding or governmental investigation or review nor, to the knowledge of Seller or the Affiliate Stockholders, has any such matter been (a) initiated but not served or (b) threatened, in each case, to which Seller is, or would be, a party or by which it is or would be particularly affected and that considered individually or in the aggregate, if determined adversely to Seller, would be reasonably likely (i) to have a Seller Material Adverse Effect, (ii) to materially impair the ability of Seller to perform its obligations under this Agreement or (iii) to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Seller or the Affiliate Stockholders having, or that, insofar as reasonably can be foreseen, in the future would have, any such effect.

         3.7 BROKER'S OR FINDER'S FEES. Other than fees payable by Seller to Legg Mason Wood Walker, no agent, broker, Person or firm acting on behalf of Seller or the Stockholders or under any of their authority is or will be entitled to any advisor's or broker's commission or finder's fee from Seller or the Stockholders in connection with any of the transactions contemplated herein.

         3.8 SUBSIDIARIES. Except as set forth on SCHEDULE 3.8, Seller does not own and will not own prior to Closing, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

         3.9 ABSENCE OF CHANGES IN BENEFIT PLANS. Except as set forth in
SCHEDULE 3.9, since December 31, 1995, Seller has not adopted, or amended in any material respect, any Benefit Plan. Except as set forth in the financial statements described in Section 3.4 hereof and for those agreements set forth on SCHEDULE 3.9, and except for obligations existing as a matter of law, there exists no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Seller and any current or former employee, officer or director of Seller who earns (or earned prior to termination) annual cash compensation in excess of $100,000. No Benefit Plan provides benefits to any Person who is not a current or former employee, officer or director of Seller (or, with respect to health insurance benefits, their respective spouses or dependents).

         3.10 COMPLIANCE WITH LAWS. Seller has not violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that are not, individually or in the aggregate, reasonably expected to result in a Seller Material Adverse Effect. Seller has not received any written communication since March 1, 1997 from a Governmental Entity that alleges that Seller is not in compliance with any applicable law. Except for expenditures to maintain routine business licenses and Taxes not yet due and payable, Seller is not required to make, and Seller has no reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with applicable law. Seller is in material compliance with all immigration and other laws relating to the employment or retention of Persons who are not citizens of the United States.

         3.11 ENVIRONMENTAL MATTERS.

                  (a) Seller has not (x) placed or disposed of any Hazardous Substances on, under, from or at any of Seller's properties or any other properties presently or formerly owned or operated by Seller (the "Properties"), in violation of any applicable Environmental Laws, except for violations that could not, in all such cases, taken individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect, (y) any knowledge of the presence of any Hazardous Substances on, under or at any of the Properties or any other property but arising from the Properties, in violation of any applicable Environmental Laws, except for violations that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect, or (z) received any written notice (A) during the preceding five fiscal years from a Governmental Entity that Seller is in violation of, or has failed to obtain any material permit or authorization under, any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or in connection with a release or threatened release of Hazardous Substances at the Properties or any other properties for which Seller may be responsible, (C) requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties or (D) demanding payment by Seller for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties.

                  (b) No Environmental Law imposes any obligation upon Seller arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of Seller's owned or leased properties pursuant to any Environmental Law.

         3.12 CONTRACTS; DEBT INSTRUMENTS.

                  (a) The Contracts constitute all of the contracts or agreements to which Seller is a party that are material to the business, properties, assets, condition (financial or otherwise) and results of operations of Seller. Each Contract is in full force and effect and is a legal, valid and binding agreement of Seller and, to the knowledge of Seller and the Stockholders, of each other party thereto, enforceable in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and subject to general principles of equity. Seller is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not reasonably be expected (i) to result in a Seller Material Adverse Effect, (ii) to impair the ability of Seller to perform its obligations under this Agreement or (iii) to prevent the consummation of any of the transactions contemplated by this Agreement.

                  (b) Set forth in SCHEDULE 3.12 is (i) a list of all loan or credit agreements, notes, bonds, indentures and other agreements and instruments pursuant to which any Indebtedness of Seller in an aggregate principal amount in excess of $10,000 is outstanding or may be incurred and
(ii) the respective principal amounts currently outstanding thereunder. Except as set forth in SCHEDULE 3.12, all Indebtedness of Seller was incurred in the ordinary course of business.

                  (c) Except as set forth in SCHEDULE 3.12, Seller is not a party to or bound by any material written or oral (i) employment agreement or employment contract that is not terminable at will by Seller without cost to Seller, (ii) covenant not to compete, (iii) agreement, contract or other arrangement with (A) any Stockholder, (B) any Affiliate of Seller or any Affiliate of any Stockholder or (C) any officer, director or employee of Seller (other than employment agreements covered by clause (i) above); or
(iv) bonus compensation plans or arrangements (whether or not included in an employment agreement or contract).

                  (d) Except as set forth in SCHEDULE 3.12, Seller is not a party to or bound by any material written or oral mortgage, pledge, security agreement, deed of trust or other document granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices).

                  (e) Except as set forth on SCHEDULE 3.12, Seller is not currently a party to any written or oral contract for hire which obligates Seller to work on a fixed-fee or not-to-exceed fee basis regardless of the number of hours actually spent on the project by Seller's employees (a "Fixed-Fee Contract"). The financial statements delivered pursuant to Section
3.4 reflect adequate reserves for anticipated losses on all Fixed-Fee Contracts. There are no Fixed-Fee Contracts where the profitability on work completed prior to the Closing Date will be greater than profitability on work completed after the Closing Date.

         3.13 PROPERTIES.

                  (a) Seller has good and marketable title to, or valid leasehold interests in the Assets, except for Assets, if any, as are no longer used or useful in the conduct of the Business or as have been disposed of in the ordinary course of business. The Assets, other than the Assets in which Seller has leasehold interests, are free and clear of all Liens. The tangible personal property used by Seller that has a value, in the case of each item, of $5,000 or more is in good operating condition and repair, ordinary wear and tear excepted, and all personal property leased by Seller is in the condition required of such property by the terms of the lease applicable thereto during the term of such lease and upon the expiration thereof except for such variances in the condition thereof as could not reasonably be expected to result, individually or in the aggregate, in a decrease in the value of Seller of $10,000 or more.

                  (b) Seller has complied in all material respects with the terms of all leases relating to the Business to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Seller enjoys peaceful and undisturbed possession under all such leases. Seller owns no real property.

                  (c) The Assets constitute "substantially all" the properties of Seller within the meaning of Section 368(a)(1)(C) of the Code and as specified in Section 3.01 of Revenue Procedure 77-37.

         3.14 INTELLECTUAL PROPERTY.

                  (a) Except as set forth on SCHEDULE 3.14(a), Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted, each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by CIBER and CIS on identical terms and conditions immediately subsequent to the Closing Date hereunder, and Seller has taken all appropriate action to maintain and protect each item of Intellectual Property that it owns or uses, except where the failure to do so could not reasonably be expected to result in a Seller Material Adverse Effect.

                  (b) Except as set forth on SCHEDULE 3.14(b), Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties; Seller (and its employees with responsibility for Intellectual Property matters) has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party); and, to the knowledge of Seller and the Stockholders (and employees with responsibility for Intellectual Property matters), no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

                  (c) SCHEDULE 3.14(c) identifies each registration which has been issued to Seller with respect to any of its Intellectual Property, identifies each pending application for registration which Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to CIBER correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date). SCHEDULE 3.14(c) also identifies each trade name or unregistered trademark used by Seller in connection with its business. Except as set forth on SCHEDULE 3.14(c), with respect to each item of Intellectual Property required to be identified in SCHEDULE 3.14(c) and with respect to each item of copyrightable Intellectual Property (whether or not registration has been sought):

                           (i) Seller possesses all right, title, and interest in and to the item, free and clear of any lien, license, or other restriction;

                           (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (iii)  no action, suit proceeding, hearing,
                                  investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Seller and the Stockholders, threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (iv) Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (d) SCHEDULE 3.14(d) identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission, except for any license implied by the sale of a product and perpetual, paid-up or "shrinkwrap" licenses for commonly available software programs with a value per program of less than $2,500 under which the Seller is the licensee. Seller has delivered or made available to CIBER correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as set forth on SCHEDULE 3.14(d) and except for the need to obtain any consents or approvals or to give any notices to the extent required in order to effect the assignment to CIBER or CIS of any license, sublicense, agreement or permission referred to below in this subsection, with respect to each item of Intellectual Property required to be identified in SCHEDULE 3.14(d):

                           (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                           (ii)   the license, sublicense, agreement or
                                  permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing Date;

                           (iii) Seller is not in breach of, and Seller knows of no breach or default by other parties to, the license, sublicense, agreement, or permission, and, to the knowledge of Seller, no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) Seller has not repudiated, and Seller knows of no repudiation by other parties to, the license, sublicense, agreement, or permission;

                           (v)    with respect to each sublicense, the
                                  representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

                           (vi) to Seller's knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (vii) Seller has received no notice or service of process with respect to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand, nor, to the knowledge of Seller and the Affiliate Stockholders, has any such matter been (A) initiated but not served, or (B) threatened, in each case, that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

                           (viii) Seller has not granted any sublicense or
                                  similar right with respect to the license, sublicense, agreement, or permission; and

                           (ix) no such licenses, agreements or permissions commit Seller to continued maintenance, support, improvement, upgrade or similar obligation of any of Seller's Intellectual Property which obligation cannot be terminated by Seller upon no greater than ninety (90) days' notice.

         3.15 LABOR MATTERS. There are no collective bargaining or other labor union agreements to which Seller is a party or by which it is bound. Since March 1, 1997, Seller has not been subject to any labor union organizing activity, or had any actual or, to Seller's or the Stockholders' knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

         3.16 CERTAIN EMPLOYEE MATTERS.

                  (a) Except as set forth on SCHEDULE 3.16(a), all current and former (terminated within twelve (12) months of the date hereof) members of management, key (including sales and recruiting) personnel and consultants (whether employees or independent contractors) of Seller have executed and delivered to Seller a confidential information agreement restricting such Person's right to disclose confidential information of Seller. Except as set forth on
SCHEDULE 3.16(a), all such members of management, key personnel and consultants of Seller have been party to a "work-for-hire" arrangement or proprietary rights agreement with Seller pursuant to which either (i) in accordance with applicable federal and state law, Seller has been accorded full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) there has been conveyed to Seller by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property thereby arising. No employee, agent, consultant or contractor of Seller who has contributed to or participated in the conception and development of proprietary rights of Seller has asserted or threatened any claim against Seller in connection with such Person's involvement in the conception and development of the proprietary rights of Seller.

                  (b) SCHEDULE 3.16(b) identifies all employees, independent contractors and other personnel of Seller, their respective rates of pay at the date hereof and, with respect to all billing consultants (employees or independent contractors), the billing rate of each such consultant. Unless otherwise noted on SCHEDULE 3.16(b), each of Seller's personnel identified on
SCHEDULE 3.16(b) is working full time, and as of the date of this Agreement, none of such personnel has expressly stated to an officer or manager of Seller that he or she intends to resign or cease working with the business of Seller as operated by CIBER after Closing. Except as identified on SCHEDULE 3.16(b), Seller has not committed to increase in any manner the compensation of any of its personnel beyond the amount identified on SCHEDULE 3.16(b).

                  (c) Except as set forth on SCHEDULE 3.16(c), all current and former (terminated within twelve (12) months of the date hereof) members of management and key (including sales and recruiting) personnel and billable consultants (whether employees or independent contractors) of Seller have executed and delivered to Seller a nonsolicitation agreement restricting such Person's right to solicit employees, customers, clients and prospective customers and clients of Seller during the term of such Person's engagement and for at least twelve (12) months thereafter.

         3.17 INSURANCE. All of the policies of fire, liability, product liability, worker's compensation, health and other forms of insurance presently in effect with respect to Seller's business are valid and outstanding policies and provide insurance coverage for the properties, assets and operations of Seller, of the kinds, in the amounts and against the risks (i) required to comply, in all material respects, with laws and (ii) as management of Seller deems to be adequate. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of Seller have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

         3.18 TAXES.

                  (a) Except as set forth in SCHEDULE 3.18, (A) Seller has timely filed with the appropriate Taxing Authority all Returns required to be filed on or prior to the date hereof and each such Return was properly completed and correct in all material respects at the time of filing, (B) all Taxes including Taxes, if any, for which no Returns are required to be filed
(i) of Seller, (ii) for
which Seller is or could otherwise be held liable, or (iii) which are or could otherwise become chargeable as an encumbrance upon the Assets (the Taxes referred to in this Section being "Covered Taxes"), have been duly and timely paid, except for (x) Taxes not yet due and payable that are disclosed in the financial statements referred to in Section 3.4, (y) Taxes that are disputed in good faith, listed on SCHEDULE 3.18, where appropriate amounts have been reserved on the Final Closing Balance Sheet, and (z) when the failure to file Returns or pay Taxes would not reasonably be expected to have a Seller Material Adverse Effect, and (C) Seller has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code and is not subject to any liability for the Taxes of any other Person, including any liability arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provisions of state, local or foreign law. Seller is not and never has been a party to any Tax sharing agreement.

                  (b) Seller has delivered or made available to CIBER (A) complete and correct copies of all Returns filed by Seller for taxable periods ending on or after December 31, 1995 and for all other taxable periods for which the applicable statute of limitations has not yet run and
(B) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of Seller and relating to any Taxes.

                  (c) Except as set forth in SCHEDULE 3.18 or as disclosed in the financial statements referred to in Section 3.4, no Liens for Taxes exist with respect to any of the assets or properties of Seller, other than for Taxes not yet due and payable. Except as set forth in SCHEDULE 3.18, the federal and state income Tax Returns of Seller have never been examined by the Internal Revenue Service or any other Taxing Authority and the statute of limitations with respect to the relevant Tax liability has expired for all taxable periods through and including the taxable year ended on December 31, 1995. Except as set forth in SCHEDULE 3.18, each deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid and no material issues were raised in writing by the relevant Taxing Authority during any such audit or examination that will apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth in SCHEDULE 3.18, (A) no Returns with respect to federal income Taxes or other Taxes of Seller are currently under audit or examination by the Internal Revenue Service or any other Taxing Authority, (B) no audit or examination relating to Covered Taxes is currently being conducted by the Internal Revenue Service or any other Taxing Authority, (C) neither the Internal Revenue Service nor any other Taxing Authority has given notice (either orally or in writing) that it will commence any such audit or examination and (D) except with respect to a change from the cash method of accounting to the accrual method of accounting for income tax purposes, no adjustment under Section 481 of the Code is in effect or will be required as a result of the transfer of the Assets.

                  (d) No Person has made with respect to Seller, or with respect to any property held by Seller, any consent or election under Section 341(f) of the Code. Except as set forth in SCHEDULE 3.18, (A) no property of Seller is "tax-exempt use property" within the meaning of

Section 168(h) of the Code and (B) Seller is not a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982.

                  (e) Except as set forth on SCHEDULE 3.18, Seller is not a party to any agreement, contract, arrangement or plan that could result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (f) Except as set forth in SCHEDULE 3.18, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no power of attorney with respect to any Covered Taxes, has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

                  (g) Except as set forth on SCHEDULE 3.18, no items of income attributable to transactions occurring on or before the close of the last preceding taxable year of Seller will be required to be included in taxable income by Seller in a subsequent taxable year by reason of Seller reporting income on the installment sales method of accounting, the completed contract method of accounting or the percentage of completion-capitalized cost method of accounting.

                  (h) Seller has withheld and paid over all Taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         3.19 ERISA.

                  (a) SCHEDULE 3.19 contains a list and brief description of each Pension Plan, Welfare Plan and each other written plan, arrangement or policy relating to stock options, stock purchases, bonuses, compensation, deferred compensation, severance, fringe benefits or other employee benefits (other than the employment agreements listed on SCHEDULE 3.12), in each case maintained or contributed to, or required to be maintained or contributed to, by Seller or any other Person that, together with Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with Seller, a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, agents, directors or independent contractors of Seller (all the foregoing being herein called "Benefit Plans"). Seller has delivered to CIBER true, complete and correct copies of
(1) each Benefit Plan, (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries, (4) each trust agreement and insurance or annuity contract relating to any Benefit Plan, and (5) discrimination tests conducted upon the Benefit Plans for each of the last three (3) fiscal years. To the knowledge of Seller, each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects, except for those forms and descriptions that would not reasonably be expected to have a Seller Material Adverse Effect.

                  (b) Each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that would reasonably be expected to cause a Seller Material Adverse Effect.

                  (c) None of the Benefit Plans (i) constitutes a
"multiemployer plan," as defined in Section 3(37) of ERISA or (ii) has been or is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

                  (d) All contributions to, and benefit payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from any trust qualified under Section 501(c) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in financial statements of Seller referred to in
Section 3.4.

                  (e) Each Benefit Plan that is a Pension Plan (hereinafter a "Seller Pension Plan") that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Seller Pension Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked and, to the knowledge of Seller or the Stockholders, revocation has not been threatened; to the knowledge of Seller or the Stockholders, no circumstances exist that would adversely affect the tax-qualification of such Seller Pension Plan; and such Seller Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might materially adversely affect its qualification, materially increase its cost or require security under
Section 307 of ERISA. Seller has delivered to CIBER a copy of the most recent determination letter received with respect to each Seller Pension Plan for which such a letter has been issued; a copy of any pending application for a determination letter and a list of all Seller Pension Plan amendments as to which a favorable determination letter has not yet been received.

                  (f) (1) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (2) no prohibited transaction has occurred that could subject Seller, any of its employees or a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and (3) neither Seller nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject Seller or any trustee, administrator or other fiduciary to liability for breach of fiduciary duty under

ERISA other than for liabilities that would not reasonably be expected to have an Seller Material Adverse Effect.

                  (g) The list of Welfare Plans in SCHEDULE 3.19 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without Seller having a Seller Material Adverse Effect at any time after the Closing Date. Seller complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in
Section 5000(b)(1) of the Code.

                  (h) No compensation payable by Seller to any of its employees, officers or directors under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the transactions contemplated hereby) will be subject to disallowance under
Section 162(m) of the Code.

                  (i) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Seller or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(l) of the Code). SCHEDULE 3.19 sets forth (i) the maximum amount that could be paid to each executive officer of Seller as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Benefit Plans currently in effect and (ii) the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each such executive officer calculated as of the date of this Agreement.

         3.20 DELIVERY OF PROSPECTUS. Seller has received CIBER's Prospectus relating to the Shares to be issued hereunder and delivered a copy of such Prospectus to each Stockholder at least twenty (20) business days prior to the Closing Date and the date on which the Stockholders voted on the transactions contemplated in this Agreement.

         3.21 BUSINESS RELATIONS. Attached hereto as SCHEDULE 3.21 is a list of all customers and suppliers of Seller as of January 1, 1999. As of the date hereof, neither Seller nor the Stockholders have received from any customer or supplier of Seller notice that such customer or supplier intends to change its business relationship with Seller in any material respect after consummation of the transactions contemplated by this Agreement.

         3.22 BANK ACCOUNTS. Attached hereto as SCHEDULE 3.22 is a list of all banks or other financial institutions with which Seller has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the Persons authorized as signatories thereon or to act or deal in connection therewith.

         3.23 POOLING OF INTERESTS TREATMENT. To the knowledge of Seller and the Affiliate Stockholders, neither Seller, any of the Affiliate Stockholders, nor any of their Affiliates have taken or agreed to take any action or is aware of any condition that would prevent CIBER from accounting for the transactions provided for herein as a pooling of interests. Since December 31, 1995, (i) Seller has been autonomous and not a subsidiary or division of another company or part of an acquisition which was later rescinded, (ii) there has not been any sale or spin-off of a significant amount of assets of Seller or any Affiliate of Seller other than in the ordinary course of business, (iii) Seller has not acquired any of its capital stock, and (iv) any and all changes in the voting capital structure and the relative ownership of shares are described on SCHEDULE 3.23 hereto and none of such changes, if any, has been made in contemplation of a business combination. Seller does not own and has not owned any of the outstanding shares of CIBER Common Stock. Seller has not issued any of its capital stock pursuant to awards, grants or bonuses (other than pursuant to options listed on SCHEDULE 3.5 that were granted to key employees during the past two years in the ordinary course of the Seller's business pursuant to an option plan adopted in November 1998 and prior to any contemplated business combination). All debt incurred by Seller to its stockholders and all payments made in connection therewith since December 31, 1995, are listed on SCHEDULE 3.23. Seller has not incurred and repaid any Indebtedness owed to any stockholder (other than debt incurred in the ordinary course of business and on terms and conditions consistent with the past practices of Seller). Seller does not lease any real estate from any Stockholder or Affiliates of Seller. Neither Seller nor any Affiliate Stockholder has any ownership interest in or control of any business or operations in the same or similar line of business as the Business of Seller, nor does Seller or any Affiliate Stockholder have any ownership interest or control of any competitor, supplier or customer of Seller.

         3.24 COLLECTIBILITY OF RECEIVABLES. Except as disclosed on SCHEDULE 3.24, all receivables that comprise the accounts receivable balance on the Final Closing Balance Sheet are collectible within 120 days from the Closing Date.

         3.25 ACCOUNTING METHOD. Since inception, Seller has been, and at Closing will be, a cash basis taxpayer.

         3.26 NET WORTH. Seller has, and at the Closing will have, Net Worth in excess of $3,000,000.

         3.27 DISTRIBUTIONS; REDEMPTIONS. Since December 31, 1995, each declaration or payment of a dividend, each distribution made on, and each redemption of, Seller Common Stock or other shares of capital stock of Seller has been made in accordance with and did not violate any provision of any state or federal law and did not violate or conflict with any stockholders' or other similar agreement, if any.

         3.28 YEAR 2000 COMPLIANCE. Except as set forth on SCHEDULE 3.28, (a) each system comprised of software, hardware, databases, or embedded control systems (microprocessor controlled, robotic or other device) (collectively, a "System"), that constitutes any part of, or is used in connection with the use, operation or enjoyment of any Asset of Seller has been certified in writing by the manufacturer, programmer, vendor, supplier, lessor or licensor, as the case may be, that such System, and (b) each product licensed, sold or otherwise distributed by Seller, including software, hardware, databases or embedded control systems (collectively, a "Product"): (i) is designed (or has been modified) to be used prior to and after January 1, 2000, (ii) will operate without error arising from the creation, recognition, acceptance, calculation, display, reporting, storage, retrieval, accessing, comparison, sorting, manipulation, processing or other use of dates, or date-based, date-dependent or date-related data, including century recognition, day-of-the-week recognition, leap years, date values and interfaces of date functionalities, and (iii) will not be adversely affected by the advent of the year 2000 or subsequent years, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century (collectively, items (i) through (iii) are referred to herein as "Year 2000 Compliant"). Except as set forth on SCHEDULE 3.28, no System that is material to the business, finances, or operation of Seller receives data from or communications with any component or system external to itself (whether or not such external component or system is Seller's or any third party's) that is not itself certified as Year 2000 Compliant by the operator of such external components or system excepting the parts of the external component or system within which noncompliance to Year 2000 Compliance will have no material effect on the data or communications sent to Seller, nor on the Systems of Seller. Except as set forth on SCHEDULE 3.28, all licenses for the use of any System-related software, hardware, databases or embedded control system are certified by the manufacturer to be Year 2000 Compliant and to contain the capabilities required to enable Year 2000 Compliance within Seller's computer systems (hardware and software), or the licenses permit Seller or a third party to make all modifications, bypasses, de-bugging, work-arounds, repairs, replacements, conversions or corrections necessary to permit the System to operate compatibly, in conformance with their respective specifications, and to be Year 2000 Compliant. Except as set forth on SCHEDULE 3.28, Seller has no reasonable basis to believe that it may incur material expenses arising from or relating to the failure of any of its Systems or Products as a result of not being Year 2000 Compliant.

         3.29 AGENTS. Except as set forth in SCHEDULE 3.29, neither Seller nor any Stockholder has designated or appointed any Person or other entity to act for it or on its behalf pursuant to any power of attorney or to act or deal in connection therewith.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                OF CIBER AND CIS

         CIBER and CIS, as applicable, represent and warrant to Seller and the Affiliate Stockholders and agrees as follows:

         4.1 ORGANIZATION. CIBER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. CIS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of CIBER and CIS has the corporate power to own its property and to carry on its business as now being conducted. Each of CIBER and CIS is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not individually or in the aggregate have a CIBER Material Adverse Effect.

         4.2 CAPITALIZATION.

                  (a) At December 31, 1998:

                           (i) CIBER's authorized capital stock consisted of (i) 80,000,000 shares of CIBER Common Stock, of which 53,741,443 shares were issued and outstanding and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, no shares of which were issued and outstanding.

                           (ii) There were outstanding stock options to purchase an aggregate of 6,188,082 shares of CIBER Common Stock.

                  (b) As of the date hereof, other than as referred to in subsection (a)(i) above, there are not outstanding shares of capital stock or other voting securities of CIBER.

                  (c) As of the date hereof, other than as referred to in subsection (a)(ii) above or as disclosed in the CIBER SEC Reports, there are not outstanding any options or rights to purchase CIBER Common Stock or other securities of CIBER convertible into or exchangeable for shares of CIBER Common Stock.

                  (d) As of the date hereof, all shares of the issued and outstanding capital stock of CIS are owned by CIBER and there are no options or rights to purchase capital stock of CIS outstanding.

                  (e) When issued to Seller in accordance with this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable. All of the Shares to be delivered to Seller are represented by shares of CIBER Common Stock whose distribution to Seller, by Seller to each Stockholder and by each Stockholder has been registered under the Securities Act pursuant to the Registration Statement.

         4.3 AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION.

                  (a) Each of CIBER and CIS has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each of CIBER and CIS, the performance by each of CIBER and CIS of its obligations hereunder and the consummation by each of CIBER and CIS of the transactions contemplated herein have been duly authorized by the board of directors of each of CIBER and CIS, and no other corporate proceedings on the part of CIBER or CIS are necessary to authorize the execution and delivery of this Agreement, the performance by CIBER and CIS of their respective obligations hereunder and the consummation by CIBER and CIS of the transactions contemplated hereby. This Agreement has been duly executed and delivered by CIBER and CIS and constitutes a valid and binding obligation of each of CIBER and CIS, enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or similar laws affecting the rights of creditors generally or by general principles of equity.

                  (b) Neither the execution and delivery of this Agreement by CIBER or CIS nor the consummation by CIBER or CIS of the transactions contemplated herein nor compliance by CIBER or CIS with any of the provisions hereof will (i) conflict with or result in any breach of the certificate of incorporation or by-laws of CIBER or CIS, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of CIBER or CIS, under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which CIBER or CIS, is a party or by which CIBER or CIS, or any of their properties or assets may be bound, or any permit, concession, franchise or license applicable to it or its properties or assets or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to CIBER or CIS or any of its properties or assets, other than any such event described in items (ii) or (iii) that would not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a CIBER Material Adverse Effect.

                  (c) Except for compliance with the federal securities laws and state securities laws and the filings and approval requirements under the Hart-Scott-Rodino Act by the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, no action by any Governmental Entity is necessary for CIBER's or CIS's execution and delivery of this Agreement or the consummation by CIBER or CIS of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have a CIBER Material Adverse Effect.

                  (d) Except for any action contemplated by subsection (c) above, no consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of CIBER or CIS for or in connection with the execution and delivery of this Agreement or the consummation by CIBER or CIS of the transactions contemplated hereby.

         4.4 SEC REPORTS AND FINANCIAL STATEMENTS. Since December 31, 1997, CIBER has filed all forms, reports and other documents required to be filed by CIBER with the SEC. As of their respective dates, the CIBER SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder applicable to such CIBER SEC Reports and, except to the extent that information contained in any CIBER SEC Report has been revised or superseded by a later CIBER SEC Report filed and publicly available prior to the date of this Agreement, none of the CIBER SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CIBER included in the CIBER SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position of CIBER and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the CIBER SEC Reports, neither CIBER nor any of the CIBER Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of CIBER and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a CIBER Material Adverse Effect. None of the CIBER Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act.

         4.5 ABSENCE OF CERTAIN CHANGES. Except as set forth in the CIBER SEC Reports filed with the SEC prior to the date hereof, since December 31, 1997, there has not been any CIBER Material Adverse Effect.

         4.6 BROKER'S OR FINDER'S FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or authorized to act on behalf of CIBER or CIS who might be entitled to any fee or commission from Seller or the Stockholders in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V
                  REPRESENTATIONS OF THE AFFILIATE STOCKHOLDERS

         5.1 SECURITY REPRESENTATIONS OF THE AFFILIATE STOCKHOLDERS. In order to induce CIBER to issue the Shares to Seller pursuant to Article II hereof, each Affiliate Stockholder, as to himself, hereby represents and warrants to CIBER and CIS and agrees as follows:

                  (a) the Affiliate Stockholder has received and carefully reviewed the CIBER SEC Reports, including the Registration Statement (and the Prospectus included therein), and except for the CIBER SEC Reports and this Agreement and related documents, the Stockholder has not been furnished with any materials or literature relating to the offer and sale of CIBER Common Stock;

                  (b) the Affiliate Stockholder has received CIBER's Prospectus relating to the Shares to be issued hereunder at least twenty (20) business days prior to the Closing Date and the date on which such Affiliate Stockholder voted on the transactions contemplated in this Agreement;

                  (c) the Affiliate Stockholder has had a reasonable opportunity to ask questions of and receive answers from CIBER concerning CIBER and all such questions, if any, have been answered to the full satisfaction of the Affiliate Stockholder; the Affiliate Stockholder has received all the information he or she considers necessary or appropriate for deciding whether to enter this Agreement and acquire the CIBER Common Stock;

                  (d) the Affiliate Stockholder (i) has such knowledge and expertise in financial and business matters that the Affiliate Stockholder is capable of evaluating the merits and risks involved in an investment in the CIBER Common Stock or (ii) has available the services of an investment advisor capable of such evaluation;

                  (e) except as set forth in this Agreement, no representations or warranties have been made to the Affiliate Stockholder by CIBER, or any agent, employee or Affiliate of CIBER; and in entering into this transaction the Affiliate Stockholder is not relying upon any information other than that contained in the CIBER SEC Reports, this Agreement and the results of independent investigations, if any, by the Affiliate Stockholder;

                  (f) the Affiliate Stockholder has been advised that as of the date this Agreement is submitted to a vote of the stockholders of Seller he or she may be deemed an "Affiliate" of Seller, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated by the SEC under the Securities Act, and the Shares received by the Affiliate Stockholder may be sold only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rules 144 and 145 promulgated by the SEC under the Securities Act, or (iii) in reliance upon an exemption from registration available under the Securities Act; and the Affiliate Stockholder will not sell or otherwise transfer any of the Shares in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder;

                  (g) it is understood that the certificates evidencing the Shares may bear the following legends or a combination thereof:

                           (i) "THESE SHARES WERE ISSUED IN A TRANSACTION TO WHICH RULE 145, PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF SUCH RULE. IN ADDITION, IN NO EVENT SHALL THE SHARES REPRESENTED BY THIS CERTIFICATE BE ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL CIBER, INC. HAS PUBLICLY REPORTED THE FINANCIAL RESULTS FOR THE

                                  PERIOD ENDED WHICH INCLUDES THE RESULTS OF
                                  THE COMBINED OPERATIONS OF CIBER, INC. AND
                                  BUSINESS IMPACT SYSTEMS, INC. FOR AT LEAST
                                  30 DAYS SUBSEQUENT TO THE CLOSING DATE."

                           (ii) Any legend required by the laws of the State of Delaware or applicable state securities laws.

                  (h) it is understood that any legend on a certificate pursuant to Section 5.1(g)(i) shall be removed, and CIBER shall have a certificate issued without such legend to the holder thereof, if such legend may be properly removed under the terms of Rule 145 promulgated under the Securities Act, and/or if the holder of the certificate provides CIBER with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for CIBER to the effect that a sale, transfer or assignment of such securities may be made and that the legend is no longer required;

                  (i) the Affiliate Stockholder has full power and authority to execute, deliver and to perform the obligations of this Agreement and this Agreement constitutes a legally binding obligation of the Affiliate Stockholder, enforceable against such Affiliate Stockholder in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or similar laws affecting the rights of creditors generally or by general principles of equity; and

                  (j) if the Affiliate Stockholder wishes to dispose of more than 100,000 Shares received as a result of the transactions contemplated by this Agreement, in a single or related series of transactions, he or she shall provide written notice to CIBER, not less than five (5) days prior to the intended date of disposition, specifying the number of shares of CIBER stock such Stockholder proposes to transfer.

                                   ARTICLE VI
                         COVENANTS AND OTHER AGREEMENTS

         6.1 CONDUCT OF BUSINESS BY SELLER. Seller and each Affiliate Stockholder covenants and agrees that, prior to the Closing Date, unless CIBER shall otherwise agree in writing or except in connection with the transactions contemplated by this Agreement:

                  (a) The business of Seller shall be conducted in the ordinary and usual course of business, consistent with past practices, and Seller and the Stockholders shall use commercially reasonable efforts to maintain and preserve intact Seller's business organization, to keep available the services of its officers and employees and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it.

                  (b) Without limiting the generality of the foregoing subsection (a), Seller shall not, directly or indirectly:

                           (i)    sell, lease, transfer, mortgage or
                                  otherwise encumber, subject to any Lien or otherwise dispose of any Assets, except sales of properties or assets no longer needed by it for use in the ordinary course of its business, or sales of Excluded Assets;

                           (ii) amend or propose to amend its articles of incorporation or by-laws, reincorporate in any jurisdiction, dissolve, liquidate or merge with any entity (whether or not Seller is the survivor);

                           (iii)  split, combine or reclassify any
                                  outstanding shares of, or interests in, its capital stock;

                           (iv) declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

                           (v) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock of Seller or any options, warrants or rights to acquire capital stock of Seller;

                           (vi)   issue, sell, pledge, dispose of or
                                  encumber, or authorize, propose or agree to the issuance, sale, pledge or disposition or encumbrance by Seller of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

                           (vii)  modify the terms of any existing
                                  Indebtedness or incur any Indebtedness or issue any debt securities, except Indebtedness incurred in the ordinary course of business, but only if the amount of such indebtedness, when added to all other Indebtedness of Seller then outstanding (determined in accordance with generally accepted accounting principles) does not exceed the sum of (x) the total amount of Indebtedness outstanding on the December 31, 1998 balance sheet and (y) $25,000;

                           (viii) assume, guarantee, endorse or otherwise as
                                  an accommodation become responsible for, the obligations of any other Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or make any material loans or advances or capital contributions to, or investments in, any other Person;

                           (ix)   authorize, recommend or propose any
                                  material change in its capitalization, or any release or relinquishment of any material contract right or effect or permit any of the foregoing;

                           (x) adopt or establish any new employee benefit plan or amend in any material respect any employee benefit plan, increase the compensation or fringe benefits of any employee or pay any benefit not consistent with any existing employee benefit plan except in a manner consistent with Seller's historical salary review procedures;

                           (xi) make any payments with respect to, enter into or amend any employment, consulting, severance or indemnification agreement with any director, officer or employee of Seller, except for any such payments made in the ordinary course of business consistent with past practice, or any collective bargaining agreement or other obligation to any labor organization or employee;

                           (xii) make any material tax election or settle or compromise any liability for Taxes;

                           (xiii) make or commit to make capital expenditures
                                  for acquisitions of other businesses,
                                  capital assets, properties, or Intellectual
                                  Property in excess of $25,000;

                           (xiv) make any changes in its reporting for Taxes or accounting procedures other than as required by generally accepted accounting principles or applicable law;

                           (xv)   pay, discharge or satisfy any claims,
                                  liabilities or obligations (absolute,
                                  accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Seller financial statements that were provided to CIBER pursuant to Section
                                  3.4 or incurred after the date of such
                                  financial statements in the ordinary course of business consistent with past practice; settle any litigation or other legal proceedings involving a payment of more than $5,000 in any one case by or to Seller; or waive the benefits of, or agree to modify in any manner, any noncompetition, confidentiality, standstill or similar agreement to which Seller is a party;

                           (xvi) write off any accounts or notes receivable except in the ordinary course of business consistent with past practices;

                           (xvii) acquire or agree to acquire (x) by merging
                                  or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof of or (y) any assets that are material, individually or in the aggregate, to Seller;

                          (xviii) adopt any stockholder rights or similar
                                  plan or take any other action with the
                                  intention of, or which may reasonably be expected to have the effect of, damaging, CIBER or Seller; or

                           (xix)  enter into, modify or authorize any
                                  contract, agreement, commitment or
                                  arrangement to do any of the foregoing.

                  (c) Seller shall promptly advise CIBER orally and in writing of any change or event having, or which would reasonably be expected to have, a material adverse effect on the transactions contemplated hereby or a Seller Material Adverse Effect.

         6.2 CONFIDENTIALITY. CIBER and CIS, on the one hand, and Seller and the Affiliate Stockholders, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, including state and federal securities laws, rules and regulations, court process or pursuant to any listing agreement with any securities exchange. In the event the transactions contemplated herein are not consummated, CIBER and CIS, on the one hand, and Seller and the Affiliate Stockholders, on the other hand, shall hold all information provided to each by the other in strict confidence, and shall not
(i) disclose or disseminate such information to anyone other than its employees, lenders, investors and professional advisors (such as financial consultants, accountants and counsel) with a need to know or as required by law, or (ii) use such information other than in contemplation of the transactions provided for in this Agreement. Without the prior written consent of CIBER and CIS, neither Seller nor the Affiliate Stockholders shall disclose to any Person the existence of this Agreement or the transactions contemplated hereby except as required to consummate the transactions contemplated hereby. Information subject to the confidentiality provisions of this SECTION 6.2 shall not include such information that can be shown to have been (a) in the public domain through no fault of the recipient of such information, (b) previously known by such recipient on a non-confidential basis from a source not known by the recipient to be under any confidentiality restriction, (c) later lawfully acquired by the recipient from a source not known by such recipient to be under any confidentiality restriction, or (d) independently developed by the recipient without the use of information subject to this confidentiality restriction. Both parties shall be deemed to have satisfied their obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for their own similar information.

         6.3 EMPLOYMENT AGREEMENTS.

                  (a) At Closing, Messrs. McLister, Dixon, Gressett, Paredes, Price, Wince and Ms. Kalchthaler shall enter into employment and noncompetition agreements in substantially the form attached hereto as EXHIBIT B (the "Affiliate Stockholder Employment Agreements").

                  (b) As of the Closing Date, CIBER shall offer employment to all Stockholders other than the Affiliate Stockholders (the "Non-Affiliate Stockholders"), and Seller and the Affiliate Stockholders shall use commercially reasonable efforts to cause each of the Non-Affiliate Stockholders to enter into employment and nonsolicitation agreements at Closing in substantially the form attached hereto as EXHIBIT C (the "Non-Affiliate Stockholder Employment Agreements").

                  (c) As of the Closing Date, CIBER shall offer employment to all non-Stockholder employees of Seller on terms determined by CIBER and CIS in their discretion.

         6.4 EMPLOYEE ISSUES.

                  (a) CIBER may, in its sole discretion, permit employees of Seller who are offered and accept employment from CIBER, effective as of the Closing Date roll-over their retirement funds into CIBER's applicable benefit plans. Any such rollovers will be contingent upon the representations and warranties made by Seller and the Stockholders in Section 3.19 being accurate as determined by CIBER in its sole discretion, Seller delivering the representation letter in the form attached hereto as EXHIBIT G (the "Plan Representation Letter") and CIBER receiving such other documentation as it deems necessary including a determination letter issued by the Internal Revenue Service in conjunction with termination of the Seller's benefit plans. CIBER shall allow employees of Seller who are offered and accept employment from CIBER to participate in CIBER's benefit plans, subject to satisfaction of eligibility criteria under such benefit plans. To the extent permitted by CIBER's benefit plans, such employees shall receive credit (for purposes of eligibility, vesting and service credit) for their years of service with Seller.

                  (b) CIBER will make available a pool of non-statutory stock options to purchase 75,000 shares of common stock of CIBER to be granted to certain employees of Seller who accept employment with CIBER or CIS as of the Closing Date. Options to purchase such shares shall be granted at the Closing Date, or as soon thereafter as practicable, pursuant to CIBER's Equity Incentive Plan. The non-owner employees who shall receive such options at the Closing Date shall be determined by mutual agreement of CIBER and Seller prior to the Closing. The exercise price of options granted pursuant to this paragraph will be the fair market value of the CIBER Common Stock on the Closing Date. The options shall vest in the following percentages each year over a period of four (4) years: 35%; 30%; 20%; and 15%.

                  (c) CIBER will make available a pool of $1,800,000 to be used over the three (3) year period following Closing for the purposes of paying non-solicitation incentives to persons other than Affiliate Stockholders and a pool of $450,000 to be used over the three (3) year period following Closing for the purposes of paying non-solicitation incentives to Affiliate Stockholders. The use of such pools shall be determined by Michael McLister subject to the consent of the board of directors of CIS. If any portion of such an incentive is forfeited by the grantee thereof due to the termination of such grantee's employment by or engagement with CIS, any forfeited amount may be reallocated by Michael McLister (subject to the consent of the board of directors of CIS) to another grantee (so long as such other grantee (i) is not an Affiliate Stockholder, and (ii) was in the original pool of grantees); provided, however, that the total amount of the incentive paid to such other grantee shall not increase the original amount granted to such grantee by more than 50%.

         6.5 NO SOLICITATION. Until such time as this Agreement is terminated pursuant to Article VIII, the Affiliate Stockholders and Seller and its respective officers, directors, employees, agents and representatives shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal, and will not enter into any discussions with third parties regarding a Takeover Proposal.

         6.6 SALE OF SELLER SHARES; DISSENTERS' RIGHTS. Prior to Closing, the Affiliate Stockholders shall not sell, transfer, pledge, encumber, hypothecate or otherwise dispose of any of the capital stock of Seller. If appraisal or dissenters' rights under the laws of the Commonwealth of Virginia or otherwise are available to the stockholders of Seller as a result of the transactions by this Agreement, the Affiliate Stockholders shall not exercise and hereby waive any such contemplated rights. Seller shall obtain, and shall provide to CIBER prior to Closing, the unanimous written consent of all of the Stockholders of Seller waiving any appraisal or dissenters' rights provided to the Stockholders under the laws of the Commonwealth of Virginia and approving the transaction contemplated hereby.

         6.7 POOLING. From and after the date hereof and until the expiration of the Restricted Period, none of CIBER, CIS, Seller or the Affiliate Stockholders shall take, or shall permit any of their respective subsidiaries to take, and CIBER and Seller shall use commercially reasonable efforts to cause their respective Affiliates not to take, any action, or fail to take any action, that would jeopardize the treatment of the transactions contemplated hereby as a pooling of interests. The "Restricted Period" shall mean the period commencing on the date hereof and terminating on the date on which at least thirty days of combined operations are publicly announced by CIBER in accordance with the provisions of Section 6.8. Seller and the Stockholders hereby agree that they will not directly or indirectly, sell, offer to sell, contract to sell (including short sales), grant any option or contract to purchase, enter into a hedging arrangement with respect to, grant a security interest in, pledge, hypothecate or otherwise transfer or dispose of, directly or indirectly (collectively, a "Transfer"), any interest in any of the Shares issued to them under the terms of this Agreement prior to the expiration of the Restricted Period; PROVIDED, HOWEVER, that the distribution of the Shares to the Stockholders upon liquidation and dissolution of Seller shall not be deemed a Transfer.

         6.8 PUBLICATION OF FINANCIALS. As promptly as reasonably practicable after the end of the first fiscal quarter of CIBER ended after the Closing Date which includes at least thirty (30) days of combined operations of Seller and CIBER, and approximately on or about April 20, 1999, CIBER will cause to be reported publicly financial statements of CIBER that include at least thirty (30) days of combined operations of Seller and CIBER after the Closing Date. Such report may be satisfied by the issuance of a press release, the filing of a quarterly report on Form 10-Q, a current report on Form 8-K or other appropriate filing under the Exchange Act.

         6.9 SATISFACTION OF CONDITIONS. Subject to the terms and conditions of this Agreement, CIBER, CIS, Seller and the Affiliate Stockholders will each use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to satisfy the conditions to the other party's obligation to consummate this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transaction contemplated hereby in accordance with this Agreement.

         6.10 INDEMNIFICATION. The representations and warranties contained in this Agreement shall survive the Closing and shall remain in effect for one year following the Closing Date, except for any representations made by Seller or the Affiliate Stockholders relating to the existence and accuracy of accounts receivable as disclosed on the Final Closing Balance Sheet, which representations shall remain in effect until August 31, 1999. No action or proceeding may be brought by a party against another party on the basis of a breach of a representation, warranty or covenant (other than a covenant that by its terms extends beyond one year) hereunder more than one year after the Closing Date unless such party gives written notice to the other party of such breach, setting forth in reasonable detail the basis for such claim of breach, on or before the expiration of such one-year period.

                  (a) Seller and the Affiliate Stockholders, jointly and severally, agree to indemnify CIBER or CIS from and against any loss, cost, liability or expense (including reasonable attorneys', expert witness and other professional fees and disbursements) reasonably incurred by CIBER or CIS, including both third-party and direct claims (a "CIBER Loss"), arising out of or in connection with (i) any breach by any of them of any representation, warranty, covenant or agreement made by any of them contained in this Agreement; (ii) the ownership, operation or control of the Assets at or prior to the Closing Date; or (iii) any noncompliance with any applicable bulk sales or bulk transfer or similar law; PROVIDED, HOWEVER, that in no event will the aggregate liability of such parties for all CIBER Losses under item (i) above exceed $20,000,000.

                  (b) CIBER and CIS agree, jointly and severally, to indemnify Seller and the Stockholders (any such amount to be in addition to the Total Consideration paid hereunder) from and against any loss, cost, liability or expense (including reasonable attorneys', expert witness and other professional fees and disbursements) reasonably incurred by any of them, including both third-party and direct claims (a "Seller Loss"), arising out of or in connection with (i) any breach by CIBER or CIS of any representation, warranty, covenant or agreement made by CIBER or CIS contained in this Agreement; or (ii) the ownership, operation or control of the Assets from and after the Closing Date; PROVIDED, HOWEVER, that in no event will the aggregate liability of such parties for all Seller Losses under item (i) above exceed $20,000,000.

                  (c) In the event of a breach by any party that gives rise to a claim for indemnification hereunder, the amount of any loss, cost, liability or expense for which indemnification may be sought shall be determined without regard to the amount of any materiality qualifier provided for herein.

                  (d) If Seller or the Affiliate Stockholders incur an obligation for indemnification to CIBER, such obligation shall, to the extent Seller or the Affiliate Stockholders still own Shares, be satisfied by a return to CIBER of sufficient Shares, valued at the CIBER Closing Stock Price, to satisfy said obligation.

                  (e) Anything in this Agreement to the contrary notwithstanding, neither Seller and the Affiliate Stockholders, on one hand, nor CIBER and CIS, on the other hand, shall have any liability under this
Section 6.10 until the aggregate amount of claims asserted against them exceeds $50,000 at which point the indemnitor shall be liable for all claims in excess of such amount.

         6.11 INDEMNIFICATION PROCEDURES. If a third-party claim arises as to which CIBER or CIS is entitled to indemnification from Seller or the Affiliate Stockholders hereunder or if a third-party claim arises as to which the Seller or the Stockholders are entitled to indemnification from CIBER, the party entitled to indemnification (the "Indemnified Party") shall endeavor to advise the other party (the "Indemnifying Party") of the claim within five business days after receipt of a summons, or within twenty (20) business days after receipt of other written communication giving information as to the nature of the claim, by the Indemnified Party, provided that failure to so notify shall not limit the Indemnified Party's right to indemnification under Section 6.10, except to the extent the Indemnifying Party was prejudiced thereby and then only to the extent of such prejudice. The Indemnifying Party shall not be liable or responsible for any expenses which are incurred by the Indemnified Party before such notice has been given to the Indemnifying Party, nor bound by any settlements made by the Indemnified Party before such notice. The Indemnifying Party shall, within the lesser of twenty (20) days after receipt of notification of the claim from the Indemnified Party or five (5) days before an answer is required to be filed, advise the Indemnified Party whether the Indemnifying Party will undertake the defense of such claim on behalf of the Indemnified Party and, if so, shall specify the name of the attorney who will handle the matter, which attorney shall be reasonably satisfactory to the Indemnified Party and shall not have any present or potential conflict in representing the interests of both parties. If the Indemnifying Party timely notifies the Indemnified Party that it will undertake the defense of such claim and shall thereafter diligently provide such defense, the Indemnifying Party's counsel shall have control of the defense, but the Indemnified Party may participate in the defense with its own counsel paid for by the Indemnified Party, and the Indemnified Party shall not settle or compromise such claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnifying Party fails timely to advise the Indemnified Party that it will undertake the defense of such claim on behalf of the Indemnified Party or fails diligently to pursue such defense, the Indemnified Party may undertake the defense of such claim with its own counsel and may settle or compromise such claim in its sole discretion and the Indemnifying Party shall not be relieved of any obligation to indemnify the Indemnified Party hereunder.

         6.12 TAX-FREE REORGANIZATION; PLAN OF LIQUIDATION. The parties hereto shall use commercially reasonable efforts to cause the transactions contemplated hereby to be treated for all purposes as provided in Section 2.6 and to be recognized as a tax-free reorganization under Section 368(a)(1)(C) of the Code and any other applicable state or federal law. Seller hereby covenants and agrees that, following the Closing, it will promptly effect its complete liquidation and distribute all of its remaining assets (including the Shares) on a pro rata basis to the Stockholders in accordance with the Virginia Stock Corporation Act (the "VSCA") and Seller's articles of incorporation and by-laws. In addition, at Closing, Seller shall take any and all actions required to transfer all of Seller's right, title and interest in and to the trade and corporate names "Business Impact Systems, Inc." and "Team BIS" to CIS and to change its corporate name. Within thirty (30) days following the Closing Date, or sooner if required by law, Seller shall timely file IRS Form 966 with respect to such liquidation, and Seller shall cancel any contracts for insurance coverage (including workers' compensation and unemployment insurance) related to Seller's Business (other than "tail coverage" for insurance carried on a claims-made basis) effective as of the Closing Date. Seller, the Stockholders and CIBER agree that they will report the transaction to the Internal Revenue Service as a tax free reorganization under Section 368(a)(1)(C) of the Code. Seller and/or the Stockholders shall file all final local, state and federal Tax Returns which shall be prepared in a manner consistent with past practice, including income tax and sales and use tax Returns, for Seller within ninety (90) days following the Closing Date or sooner if required by law. Seller and/or the Stockholders shall provide copies of all such returns to CIBER for review and comment at least fifteen (15) days prior to filing and shall consider any comments made by CIBER in good faith, although Seller shall have ultimate control as to the content of such Returns. Seller and/or the Stockholders shall be responsible for the costs of preparation of such Tax Returns, as well as any professional fees associated with such preparation.

         6.13 LISTING OF SHARES. CIBER shall file a listing application for, and shall diligently pursue the listing of, the Shares issued to Seller hereunder with the NYSE promptly after the Closing Date.

         6.14 TERMINATION OF BENEFIT PLANS. Seller hereby covenants and agrees that, prior to liquidation and dissolution, but within one hundred eighty (180) days following the Closing Date, or sooner if required by law, it shall terminate all Benefit Plans, and CIBER shall have no obligation to continue any such Benefit Plans or make any contributions to any such Benefit Plans for the benefit of Seller employees, former employees, their spouses or their dependents. Within the same time frame, Seller shall also (i) file a final IRS Form 5500 for each Benefit Plan, (ii) file all payroll tax Returns required for the periods ended prior to and as of the Closing Date, and (iii) distribute final W-2 and 1099 forms, as applicable, for all employees and independent contractors of Seller.

         6.15 BOOKS AND RECORDS.

                  (a) Following the Closing Date until the sixth anniversary of the Closing Date, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data in its possession relating to Seller, the Assets or the Liabilities with respect to periods prior to the Closing Date and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates and (ii) for any other reasonable business purpose.

                  (b) Each party agrees that for a period of not less than six (6) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records in its possession relating to Seller, the Assets or the Liabilities with respect to periods prior to the Closing Date. Each party shall have the right to destroy all or part of such books and records after the fourth anniversary of the Closing Date or by giving each other party hereto thirty (30) days' prior written notice of such intended disposition and by offering to deliver to the other parties, at the other parties' expense, custody of such books and records as such party may intend to destroy.

                  (c) Following the Closing Date until the sixth anniversary of the Closing Date, Seller, the Stockholders, CIBER and CIS will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.15 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential and not disclosed by the recipient thereof except (i) as required by law, (ii) with the prior written consent of the disclosing party, (iii) where such information becomes available to the public generally, (iv) where such information was previously known by the recipient on a non-confidential basis from a source not known by such Person to be under any confidentiality restriction, (v) where such information is later lawfully acquired by the recipient from a source not known by such Person to be under any confidentiality restriction, or (vi) independently developed by the recipient without the use of information subject to this confidentiality restriction.

         6.16 CONSENTS. If Seller shall have failed to obtain, at or prior to the Closing Date, any third-party consents required for the assignment of any of the Contracts listed on SCHEDULE 2.1(c)(ii), Seller and the Affiliate Stockholders shall attempt to obtain such consent in accordance with Section
2.4. Notwithstanding anything in this Agreement, neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, permit, Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof without the consent of any other Person would constitute a breach thereof or in any way adversely affect the rights to be assigned, and any transfer or assignment to CIBER by

Seller of any property or property rights or any Contract or agreement that shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

         6.17 POWERS OF ATTORNEY. Seller and the Stockholders shall terminate at or prior to Closing all powers of attorney granted by Seller which relate to the Assets, including signatory capacities on bank accounts.

         6.18 CERTAIN PAYABLES AND RECEIVABLES. At or prior to Closing, the Seller and the Stockholders shall cause to be paid in full in cash all accounts receivable, notes receivable and advances payable by the Stockholders or employees of Seller to Seller, and Seller shall pay in full in cash all accounts payable, notes payable and advances payable by Seller to the Stockholders or to the employees of Seller.

         6.19 WARN ACT. Seller and the Affiliate Stockholders shall use their commercially reasonable efforts in the sixty (60) days following the Closing Date to cause those employees of Seller who are offered employment by CIBER or CIS to accept such employment. All Persons who become employees of CIBER or CIS shall be required to sign CIBER's standard form of confidentiality/invention and nonsolicitation agreement. CIBER and CIS covenant and agree with the Seller and the Affiliate Stockholders that as of the Closing Date CIBER and/or CIS shall offer employment to all of Seller's employees.

         6.20 TERMINATION OF AMENDED AND RESTATED BUY-SELL AGREEMENT. Seller and the Affiliate Stockholders hereby terminate the Amended and Restated Buy-Sell Agreement among Seller and the Affiliate Stockholders, dated October 13, 1998.

         6.21 REGISTRATION STATEMENT. CIBER will use commercially reasonable efforts to maintain at all times the effectiveness of the Registration Statement until the Stockholders may resell the CIBER Common Stock received at the Closing pursuant to Rule 145 under the Securities Act without any limitation or restriction. If, following such time, CIBER must timely file any periodic report with the SEC in order for the conditions of Rule 144(c) be met so that the Stockholders may sell such Shares under Rule 145(d), CIBER will use its commercially reasonable efforts to so act.

         6.22 ISSUANCE OF REPLACEMENT OPTIONS. Seller hereby represents that the incentive stock options held by James Chang and Dirk Hamilton to purchase 117 shares, each, of Seller common stock, respectively (the "Seller Options"), have not been exercised by the holders thereof. CIBER agrees to issue at or promptly following the Closing, incentive stock options to purchase 1,817 shares of CIBER Common Stock to each of Messrs. Chang and Hamilton at an exercise price of $11.0065 per share in replacement of the Seller Options. Such replacement incentive stock options will be fully vested upon delivery and will be exercisable for the same period as the Seller Options. The shares issued pursuant thereto shall be fully paid and non-assessable. The number and exercise price of the replacement incentive stock options may be adjusted appropriately to reflect any adjustments in the Total Consideration pursuant to Section 2.8.

         6.23 PAYMENT OF DISSOLUTION EXPENSES. CIBER hereby agrees to pay up to $10,000 of miscellaneous liquidation and dissolution expenses incurred by Seller following the Closing Date (and not included in the Final Closing Balance Sheet) upon presentation to CIBER of itemized invoices therefor. The actual amount of such expenses paid for by CIBER shall be offset by CIBER against the Holdback Sum.

                                   ARTICLE VII
                                   CONDITIONS

         7.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. Unless these conditions are waived in writing by the parties, the obligations of each of Seller, the Stockholders, CIBER and CIS to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) this Agreement, and the consummation of the transactions contemplated by this Agreement shall have been approved and adopted by the requisite vote of the board of directors of Seller and the Stockholders as required by the VSCA and its articles of incorporation and by-laws;

                  (b) no preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity, shall be in effect that would make the transactions contemplated by this Agreement, including the holding, directly or indirectly, by CIBER of any of the Assets of Seller, illegal or otherwise prevent the consummation of the transactions contemplated by this Agreement;

                  (c) any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been earlier terminated; and

                  (d) all waivers, consents, approvals and actions or non-actions of any Governmental Entity and of any other third party required to consummate the transactions contemplated by this Agreement shall have been obtained and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, except for such failures to obtain such waiver, consent, approval or action which would not be reasonably likely (x) to prevent the consummation of the transactions contemplated hereby, (y) to have an Seller Material Adverse Effect, or (z) to have a CIBER Material Adverse Effect. Notwithstanding the foregoing and subject to the undertakings of
Section 2.4, it shall not be a condition precedent to any party's obligations under this Section 7.1 that the parties shall have obtained, prior to the Closing, consents to the assignment of any Contract on SCHEDULE 2.1(c).

         7.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SELLER AND THE AFFILIATE STOCKHOLDERS. The obligations of Seller and the Affiliate Stockholders to effect the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by Seller and the Stockholders:

                  (a) each of CIBER and CIS shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it hereunder at or prior to the Closing Date;

                  (b) the representations and warranties of CIBER and CIS in this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date;

                  (c) Seller shall have received a certificate signed by an executive officer of each of CIBER and CIS certifying to the matters set forth in Sections 7.2(a) and (b) and a certificate signed by the secretaries of CIBER and CIS, dated as of the Closing date, certifying the certificates of incorporation and by-laws of CIBER and CIS, and the resolutions of their respective boards of directors approving this Agreement and the transactions contemplated hereby;

                  (d) CIS shall have executed and delivered the Affiliate Stockholder Employment Agreements referred to in Section 6.3(a) hereof;

                  (e) CIS shall have executed and delivered the Non-Affiliate Stockholder Employment Agreements referred to in Section 6.3(b) hereof; and

                  (f) Seller shall have received the opinion of Davis, Graham & Stubbs LLP, dated as of the Closing Date, in substantially the form attached as EXHIBIT D.

         7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF CIBER AND CIS. The obligations of CIBER and CIS to effect the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by CIBER and CIS:

                  (a) each of Seller and the Affiliate Stockholders shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed and complied with by it or them hereunder at or prior to the Closing Date;

                  (b) the representations and warranties of Seller and the Affiliate Stockholders set forth in this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date;

                  (c) CIBER shall have received a certificate signed by an executive officer of Seller, dated as of the Closing Date, certifying to the matters set forth in Sections 7.3(a), (b), (f), (g) and (h), a certificate signed by the Stockholders, dated as of the Closing Date, certifying to the matters set forth in Sections 7.3(a) and (b), and a certificate signed by the secretary of Seller, dated as of the Closing Date, certifying the articles of incorporation, by-laws and the resolutions (which shall be resolutions by unanimous written consent) of Seller's board of directors and Seller's stockholders approving this Agreement and the transactions contemplated hereby;

                  (d) CIBER shall have received the opinion of Williams & Connolly, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT E;

                  (e) Messrs. McLister, Dixon, Gressett, Paredes, Wince and Ms. Kalchthaler shall each have executed and delivered to CIS the Affiliate Stockholder Employment Agreements; and each of the Non-Affiliate Stockholders shall have executed and delivered to CIS the Non-Affiliate Stockholder Employment Agreements, referred to in Section 6.3 hereof;

                  (f) there shall not have been suffered or incurred after the date hereof any casualty or loss, whether or not covered by insurance, which has had any Seller Material Adverse Effect;

                  (g) Seller shall not have suffered or incurred any Seller Material Adverse Effect since December 31, 1997;

                  (h) the number of Full-Time Consultants at the Closing Date shall be at least 130, of which 125 shall have been employed by or engaged with Seller continuously since January 25, 1999;

                  (i) KPMG LLP shall have delivered to CIBER, a letter dated the Closing Date, stating to CIBER's reasonable satisfaction, that it concurs with CIBER management that the business combination contemplated by this Agreement qualifies for treatment for financial purposes on a pooling of interests basis; and Ernst & Young LLP shall have delivered to Seller, a letter dated the Closing Date, stating to CIBER's reasonable satisfaction, that it concurs with Seller management that the business combination contemplated by this Agreement qualifies for treatment for financial purposes on a pooling of interests basis;

                  (j) each of the Stockholders and the appropriate executive officers of Seller, on Seller's behalf, shall have delivered to CIBER a certificate of non-foreign status under Section 1445 of the Code;

                  (k) Ernst & Young LLP shall have received the representation letter, dated as of the Closing Date, from the executive officers of Seller in the form attached hereto as EXHIBIT F;

                  (l) CIBER shall have received the Plan Representation Letter; and

                  (m) CIBER and CIS shall have received such other documents and instruments as may reasonably be required by CIBER and CIS to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                                   TERMINATION

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of this Agreement and the transactions contemplated herein:

                  (a) by mutual written consent of CIBER and Seller;

                  (b) by either of CIBER or Seller if the Closing Date shall not have occurred on or before April 1, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

                   (c) by CIBER, if not in material default hereunder, if any of the conditions specified in Sections 7.1 and 7.3 have not been satisfied or waived by CIBER at such time as such condition can no longer be satisfied;

                  (d) by Seller, if not in material default hereunder, if any of the conditions specified in Sections 7.1 and 7.2 have not been satisfied or waived by Seller at such time as such condition can no longer be satisfied.

                  (e) by either CIBER or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of the parties hereto shall use commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

                  (f) by CIBER if the business combination contemplated by this Agreement may not be, according to either KPMG LLP or Ernst & Young LLP, treated for financial reporting purposes as a pooling of interests; or

                  (g) by Seller, if the business combination contemplated by this Agreement may not be, according to Williams & Connolly, tax-free to Seller and the Stockholders.

         8.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except as set forth in Sections 6.2, 6.10 and 6.11 and Article IX, which provisions shall survive such termination, without any liability or obligation on the part of CIBER, CIS, Seller or the Stockholders (other than pursuant to the foregoing specified provisions), except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 INTERPRETATION; GOVERNING LAW. This Agreement shall be construed as though prepared by both parties hereto and shall be construed without regard to any presumption or other rule requiring construction against the party causing an agreement to be drafted. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" or "without limitation," (e) references to "hereunder," "herein" or "hereof" relate to this Agreement as a whole, (f) the terms "dollars" and "$" refer to United States dollars. Any reference herein to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any Person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such Person. This Agreement shall be construed and governed by the laws of the State of Colorado (without giving effect to any otherwise applicable principles of conflicts of laws).

         9.2 EXPENSES; SALES TAXES. Except with respect to the fee relating to the filing made by the parties under the Hart-Scott-Rodino Act, which has been paid by CIBER, each party will pay its respective expenses in connection with the preparation and execution of this Agreement and the transactions contemplated hereby. Seller shall be responsible for any and all sales, use and other transfer taxes payable with respect to the transactions contemplated hereby.

         9.3 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no party may assign his, her or its rights or obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed.

         9.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier and shall be deemed to have been duly given upon hand delivery, delivery by commercial overnight courier to the address specified below, or deposit in the U.S. mail as provided above, addressed as follows:

                  (a) If to Seller or the Stockholders:
                      Business Impact Systems, Inc.
                      2323 Horsepen Road, Suite 203
                      Herndon, Virginia 20171
                      Attention: Michael McLister
                      Telephone: (703) 713-0800
                      Telecopy: (703) 713-0842
                      with a copy to (which shall not constitute notice):
                      Williams & Connolly
                      725 Twelfth Street, N.W.
                      Attention: Jerry Shulman
                      Telephone: (202) 434-5510
                      Telecopy: (202) 434-5029

                  (b) If to CIBER or CIS:

                      CIBER, Inc.
                      5251 DTC Parkway, Suite 1400
                      Englewood, Colorado  80111
                      Attention: David Durham
                      Telephone: (303) 220-0100
                      Telecopy:  (303) 220-7100

                      with a copy to (which shall not constitute notice):
                      Davis, Graham & Stubbs LLP
                      370 Seventeenth Street, Suite 4700
                      Denver, Colorado  80202
                      Attention: John McCabe, Esq.
                      Telephone: (303) 892-9400
                      Telecopy:  (303) 893-1379

                  (c) To such other address as to which notice is provided in accordance with this Section 9.4.

         9.5 SEVERABILITY. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

         9.6 THIRD-PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit nor confer any rights or remedies on any Person other than the parties hereto and their respective heirs, successors and legal representatives.

         9.7 FURTHER ASSURANCES. From time to time after the Closing Date, Seller and the Stockholders shall execute all such instruments as CIBER shall reasonably request in order more effectively to convey and transfer the Assets to CIBER and CIS. The parties shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

         9.8 ENTIRE AGREEMENT; MODIFICATIONS. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to this Agreement must be in writing and signed by the Party against whom enforcement of such modification is sought.

         9.9 HEADINGS. The section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

         9.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, in original or by facsimile, any of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

         9.11 WAIVER. Any agreement on the part of either party hereto to any extension or waiver shall be valid only if in writing signed by the party granting such waiver or extension and shall be a one-time waiver or extension only, and any such waiver or extension or any other failure to insist on strict compliance with any duty or obligation or any representation, warranty or other covenant herein shall not operate as a waiver or extension of, or estoppel with respect to, any continuing, subsequent or other failure to comply with or fulfill any duty or obligation or any representation, warranty or other covenant herein.

         9.12 SCHEDULES. The Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

         9.13 ALTERNATIVE DISPUTE RESOLUTION.

                  (a) The parties will attempt in good faith to resolve any controversy or claim (other than any disagreement as to adjustment to the Total Consideration pursuant to Section 2.8(c) hereof), whether based in contract, tort or otherwise, arising in any way out of, relating to or in connection with this Agreement ("Dispute") in accordance with this Section
9.13. The parties' commitment to resolve Disputes pursuant to this Section survives the expiration or termination of this Agreement.

                  (b) When a party believes there is a Dispute, that party will give the other parties written notice of the Dispute. Within five business days after the date of such notice, the receiving parties shall submit to the other a written response. The notice and response shall include
(i) a statement of each party's position and a summary of the evidence and arguments supporting its position, and (ii) the name and title of the executive who will negotiate for that party. Representatives of the parties shall meet at a place and time mutually agreed upon by such parties as soon as reasonably possible (but not later than twenty (20) days after notice from any party hereto to the other that the party giving notice has such a Dispute) and shall enter into good faith negotiations aimed at resolving the Dispute. If they are unable to resolve the Dispute in a mutually satisfactory manner within ten (10) days from the date of such meeting, they shall proceed as set forth below.

                  (c) First, the parties shall endeavor to: (i) choose a mutually acceptable alternative dispute resolution ("ADR") mechanism, and
(ii) set forth the general framework for the ADR process. If the parties are unable to agree to a mutually acceptable ADR mechanism within ten (10) days from the date of the initial proposal from any party with respect thereto, the parties shall enter into binding arbitration as set forth below.

                  (d) All Disputes that are not resolved by good faith negotiations between the parties or by an ADR mechanism as set forth above shall be resolved solely by binding arbitration pursuant to the United States Arbitration Act, 9 U.S.C. Section 1 ET SEQ., to the exclusion of any provision of State law inconsistent therewith and which would produce a different result, and judgment upon the award rendered by the Arbitrator(s) may be entered by any court having jurisdiction thereof. Either party may commence arbitration proceedings at any time after the fifth day after delivery of notice from one party to the other of the inability of the parties to agree upon a mutually acceptable ADR mechanism as set forth above.

                  (e) Any arbitration shall be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules ("Rules"). In the event of a conflict between this section and the Rules, this section shall govern. The attorney-client and work product privileges will be honored in the arbitration. The Arbitrator(s) shall determine the claims of the parties and render their final award in accordance with the substantive law of the State of Colorado exclusive of conflict of law rules. The limitations on any actions will be determined under Colorado law.

                  (f) The arbitration shall be conducted before three independent and impartial arbitrators ("Arbitrators"), none of whom shall be appointed by any party. Rather, the Arbitrators will be selected by pursuant to Rules, and shall be currently licensed lawyers in the United States of America with at least twenty (20) years experience in merger and acquisition practice in the United States. By written agreement subsequent to the initiation of any arbitration, the parties may elect to conduct any arbitration before a single Arbitrator selected by the parties.

                  (g) The parties will mutually and promptly confer to determine the place of arbitration for any Dispute. If the Parties cannot agree within 10 days after the filing of the notice of arbitration under the Rules, the AAA will determine whether the place of arbitration is either Denver or Washington D.C., by randomization (E.G., coin flip).

                  (h) The Arbitrator(s) shall permit and facilitate such discovery as they determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include prehearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need therefor. The Arbitrator(s) may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

                  (i) Unless otherwise agreed by the disputing parties prior to the commencement of the arbitration:

                           (i) The parties shall commence arbitration proceedings within thirty (30) days of the selection of the presiding Arbitrator.

                           (ii) The proceedings shall be conducted in an expeditious manner and, to the extent possible, with the goal of having the final award rendered within 120 days after the selection of the Arbitrator(s) has been completed. The presentation of evidence and all discovery shall be controlled by the Arbitrator(s). The Arbitrator(s) are empowered to impose time limitations they consider reasonable for each phase of the proceeding including but not limited to:

                                    (A) Limit issues so as to focus on the core
                                        of the conflict;

                                    (B) Limit the time allotted to each
                                        party for presentation of its case
                                        or rebuttal; and

                                    (C) Exclude testimony and other evidence
                                        they deem irrelevant, or cumulative.

                           (iii) The Arbitrator(s) shall be and remain at all times wholly independent and neutral.

                           (iv) The decision of the Arbitrator(s) shall be reduced to writing, set forth the Arbitrators' findings of fact and conclusions of law and afford any such remedy as is within the scope of the Agreement (including equitable relief).

                           (v) The Arbitrator(s) may, in the course of proceedings, order any provisional remedy or conservatory measure, including but not limited to attachment, specific performance, preliminary injunction or the deposit of specified security, which they consider to be necessary, just and equitable. The failure of a party to comply with such an interim order, after due notice and opportunity to cure such noncompliance, may be treated by the Arbitrators as a default and all or some of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the arbitrators may award such lesser sanctions as they deem appropriate. A request for interim or provisional relief to a court shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.

                           (vi) The award shall be made on an expedited basis to meet the time goal identified above. Prior to rendering their final award, the Arbitrator(s) shall submit to the parties an unsigned draft of the proposed award (exclusive of any award of costs and attorneys fees) and each party, within three (3) business days after receipt of such draft award, may serve on the other party and file with the Arbitrator(s): (a) a written statement outlining any claimed errors of fact, law computation or otherwise ("Written Statement"); and (b) a certification by the party's counsel of the costs and attorneys' fees directly expended in the arbitration. Within three
                           (3) business days after receipt of the Written Statement of each party, the Arbitrators shall render their final award. The award shall briefly state the reasoning on which it rests.

                           (vii) In the final award, the Arbitrator(s) are authorized and encouraged to award, as the Arbitrator(s) deem fair and just, to the party deemed by the Arbitrator(s) to be the prevailing party, that party's costs, attorneys' fees, and expert fees ("Fees") provided that such award of Fees may not exceed the amount of costs, attorneys' fees and expert fees incurred by the losing party in the arbitration.

                           (v) The losing party shall promptly comply with the provisions of any award, and damages shall be promptly paid by the losing party to the prevailing party, free of deduction or offset except as provided for in the award, with interest thereon at the rate of 8% per annum from the date of any breach or violation of this Agreement (as determined as part of the award) to but not including the date of payment. To the extent allowed by applicable law, any losing party resisting payment of any such award shall also be responsible for reimbursing the prevailing party for any fees and expenses incurred by such prevailing party incident to the enforcement thereof.

                  (j) Each party will participate in any such arbitration in good faith and will (and will cause its representatives, employees and Affiliates to, and will request each participant in any ADR mechanism and each Arbitrator to) hold the existence, content and result of any Dispute in confidence except to the extent that disclosure of any such information is required by law.

                  (k) Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

                  (l) This Section 9.13 shall be a complete defense to any suit, action or proceeding instituted before any court or agency with respect to any matter resolvable hereunder, PROVIDED, HOWEVER, that, notwithstanding this provision, any party may seek interim judicial relief in aid of ADR or arbitration, to prevent a violation of this Agreement pending ADR or arbitration or to enforce any ADR or arbitration award. Despite the initiation of any such judicial proceedings, the parties will continue to participate in good faith in the procedures specified in this section.

          [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Reorganization and Liquidation as of the date first above written.

                                       CIBER, INC.,
                                       a Delaware corporation


                                       By: /s/ David Durham
                                          ---------------------------
                                          David Durham
                                          Senior Vice President



                                       CIBER INTEGRATION SERVICES, INC.,
                                       a Delaware corporation


                                       By: /s/ David Durham
                                          ---------------------------
                                          David Durham
                                          Vice President



                                       BUSINESS IMPACT SYSTEMS, INC.,
                                       a Virginia corporation


                                       By: /s/ Michael McLister
                                          ---------------------------
                                          Name: Michael McLister
                                          Title: Chief Executive Officer



                                       AFFILIATE STOCKHOLDERS:


                                       /s/ Michael McLister
                                       ------------------------------
                                       Michael McLister


                                       /s/ Dale Wince
                                       ------------------------------
                                       Dale Wince

                            [SIGNATURE PAGE CON'T]


                                       /s/ Scott Dixon
                                       ------------------------------
                                       Scott Dixon


                                       /s/ Randall Gressett
                                       ------------------------------
                                       Randall Gressett


                                       /s/ Brian Paredes
                                       ------------------------------
                                       Brian Paredes


                                       /s/ William Price
                                       ------------------------------
                                       William Price


                                       /s/ Kathleen Kalchthaler
                                       ------------------------------
                                       Kathleen Kalchthaler